                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-K





                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934





                Date of Report (Date of earliest event reported):
                              February 20, 1998


                              STB SYSTEMS, INC.
             (Exact name of Registrant as Specified in its Charter)



             TEXAS                      0-25540              75-18558962
(State or Other Jurisdiction       (Commission File         (IRS Employer
      of Incorporation)                 Number)           Identification No.)



     1651 NORTH GLENVILLE DRIVE                              75081
          RICHARDSON, TEXAS                                (Zip Code)
(Address of Principal Executive Offices)


                                   (972) 234-8750
                 (Registrant's telephone number, including area code)


                                         N/A
                 (Former name, former address and former fiscal year,
                            if change since last report)



                     Index to Exhibits appears on page 46 herein.

ITEM 5.  OTHER EVENTS.

    THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. WHEN USED IN THIS REPORT, THE WORDS "ANTICIPATES," "BELIEVES," "ESTIMATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS SET FORTH HEREIN. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTIONS "STOCK SPLIT," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" HEREIN. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS REPORT ARE BASED
ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.

                                  STOCK SPLIT

     On February 20, 1998, STB Systems, Inc. (the "Company") effected a previously announced 3-for-2 stock split in the form of a stock dividend payable to shareholders of record on February 11, 1998. On February 23, 1998, the Company reported its results for the first quarter of fiscal 1998 and announced its plans to commence a public offering covering up to 3,000,000 shares of Common Stock of which 2,775,000 shares will be offered by the Company and 225,000 shares will be offered by certain selling shareholders. An aggregate of up to 450,000 additional shares may be offered by the Company and the selling shareholders to cover over-allotments, if any.

     A copy of the press release referencing the stock split, announcing the results for the first quarter of fiscal 1998 and announcing the planned offering is included as an exhibit to this report and is incorporated herein by reference.

                                  RISK FACTORS

POTENTIAL FOR FLUCTUATING OPERATING RESULTS; SEASONALITY

    The Company's results of operations have fluctuated significantly in the past and are expected to continue to fluctuate in the future as a result of a number of factors, many of which are beyond the Company's control. These factors include, but are not limited to: the timely introduction by the Company of new or enhanced products and the market acceptance of these products; the Company's ability to introduce and market products in accordance with its OEM customers' design requirements and design cycles; changes in demand for functionality of the Company's products and the products of its OEM customers; the gain or loss of significant OEM customers; the volume and timing of significant customer orders received during the period; the availability, pricing and timeliness of component delivery for the Company's products; increased competition from existing competitors and new entrants to the market; the timing of new product announcements or product introductions by the Company's competitors; product obsolescence, management of product transitions and unanticipated delays or problems in the introduction or production of products by the Company or its OEM customers; product reviews and other media coverage; anticipated and unanticipated decreases in average selling prices of the Company's products; changes in the mix of products sold by its OEM and other customers; changes in the pricing policies of the Company, its suppliers and customers; management of inventory by the Company and its customers; changes in the Company's sales channel mix or in the sourcing strategies of its OEM customers; and product returns or price protection charges by customers. Because a significant portion of the Company's business has been and is expected to continue to be derived from orders placed by a limited number of larger OEM customers, any gain or loss or variations in the timing of such orders can cause significant fluctuations in the Company's operating results. Anticipated orders from customers may fail to materialize and delivery schedules may be deferred or canceled for a number of reasons, including changes in specific customer requirements. The volume and timing of orders received during a quarter are difficult to forecast. Customers generally order on an as-needed basis. Consequently, the Company operates with a relatively small backlog. Moreover, as is common in the PC industry, a disproportionate percentage of the Company's net sales in any quarter have historically been, and are expected in the future to be, generated in the last month of a quarter. As a result, a shortfall in sales in any quarter as compared to expectations may not be identifiable until near the end of the quarter.

    The Company's gross profit margins are affected by a number of factors, including sales channel mix, product mix, pricing pressures, the availability and cost of components from the Company's suppliers, level of absorption of fixed manufacturing costs, product cycles and general economic conditions. Moreover, the Company operates its own manufacturing facility. As a result, the Company incurs relatively high fixed overhead and labor costs compared with those of its competitors that outsource their manufacturing requirements. Any failure to generate the level of product revenues needed to absorb such fixed overhead and labor costs will have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has experienced in the past and may experience in the future excess demand for its products from its OEM customers and has elected in the past and may elect in the future to pay its employees overtime and purchase components on the spot market at prices higher than would have been available if the Company had purchased such components in advance in order to meet its production requirements. Such activities have resulted in the past and may result in the future in lower gross margins for the additional products being manufactured. The Company's markets are characterized by intense competition and its products typically have a limited life cycle (usually six to nine months) and declining average unit selling prices over time. Accordingly, the Company's margins may decline from current levels with respect to its existing product lines. In addition, the Company's margins may be adversely affected by shortages in the availability of key components for the Company's products, as well as by fluctuations in the value of certain foreign currencies.

    The Company's expenditures for research and development, selling and marketing, and general and administrative functions are based in part on future revenue projections. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues. Any failure to adjust spending in a timely manner may have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's quarterly results are also subject to seasonal fluctuations, with generally weaker fiscal third quarter results.

    As a result of the factors listed above and other factors, the Company believes that period-to-period comparisons of its operating results must not be relied upon as an indication of future performance.

DEPENDENCE ON SUPPLIERS

    The Company has in the past and expects in the future to obtain several of the components used in its products from single or limited sources and, in instances in which component manufacturers have not or do not allocate a sufficient supply of components to meet the Company's needs, the Company has obtained in the past and may obtain in the future such components from distributors or on the spot market at a higher cost. The Company has no guaranteed supply arrangements with any of its suppliers, and there can be no assurance that current suppliers will be able to meet the Company's current or future component requirements. From time to time, the Company has relied and, in the future, expects to rely, substantially upon a limited number of sole source suppliers for multimedia controller chips, which can, in large part, determine the performance of a multimedia subsystem. In the event that the Company experiences difficulty obtaining a particular multimedia controller chip, the Company could be forced to pay higher prices for comparable multimedia controller chips, alter product designs to use alternative and potentially inferior components, reduce its production of the related product, or delay product shipment schedules. The Company believes that with respect to its current single and limited source components, it generally could obtain similar components from other sources but likely would be required to pay significantly more for such products, alter product designs to use alternative components (which would cause significant delays and could require product recertification from the Company's OEM customers) or reduce its production of the related products; however, no assurance can be given with respect to the availability of alternative sources for single and limited source components in future products. The Company has from time to time experienced difficulty meeting certain product shipment dates to customers as a result of various causes, including component delivery delays, component availability shortages, system compatability difficulties and supplier product quality deficiencies, which in some instances has resulted in impaired margins, reduced production volumes, strained customer relations and a loss of business. In addition, software drivers, which are essential to the performance of substantially all of the Company's products, are included with some of these single and limited source components. The Company has from time to time experienced product delivery delays due to the inadequacy or the incompatibility of software drivers provided by component suppliers or developed internally by the Company. The Company expects that component delivery delays, component shortages, system compatability difficulties, supplier product quality deficiencies and software driver problems will continue to occur in the future, and such delays or problems could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in an effort to counter actual or perceived component shortages, the Company may overpurchase certain components. Excess inventory resulting from such overpurchases, obsolescence or a decline in the market value of such inventory, could result in inventory write-offs, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    Significant increases in the prices of components, such as controller chips or memory chips, have occurred from time to time, and the Company has not always been able to increase its products' prices accordingly. Worldwide shortages of controller chips or memory chips and international tariff disputes have resulted from time to time in substantial component cost increases that have had a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such price increases will not take place in the future, or that such price increases will not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company relies upon its suppliers to continue to develop, introduce and manufacture controller chips, memory chips and other components in sufficient volumes to satisfy the Company's requirements. These components must compare favorably in terms of functionality, performance and price with competitive offerings from other manufacturers, including competitors of the Company that have internally developed computer chips or manufacturing expertise. Any failure by the Company to continue to obtain components from its suppliers that are competitive in terms of functionality, performance and price with the components that are available to its competitors would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Suppliers."

CUSTOMER CONCENTRATION; DEPENDENCE ON PC MARKET

    The Company's three largest OEM customers accounted for approximately 76% of net sales during the 1998 first fiscal quarter, with Gateway 2000, Inc. ("Gateway 2000"), Dell Computer Corporation ("Dell") and Compaq Computer Corporation ("Compaq") accounting for approximately 40%, 32% and 4%, respectively, of the Company's net sales for such period. The Company's three largest OEM customers accounted for approximately 66% of net sales in fiscal year 1997, with Gateway 2000, Dell and Compaq accounting for approximately 35%, 20% and 11%, respectively, of the Company's net sales for such period. Historically, Gateway 2000 has been the Company's largest customer, while Dell and Compaq have become more significant customers in recent periods. The Company's other significant customers have changed from period to period. See "Business--Sales and Marketing--Sales."

    The Company has no long-term commitments or contracts with any of its customers. Any reduction of business from Gateway 2000, Dell or Compaq or the loss of Gateway 2000, Dell or Compaq as a major customer would have a material adverse effect on the Company's business, financial condition and results of operations. Due to their purchasing power, the Company's OEM customers are able to exert significant pressure on the prices of the Company's products, which could impair the Company's gross profit margins and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company believes that its future prospects will largely depend from time to time upon the success of a limited number of key component suppliers (currently, its graphics controller chip suppliers) and a few major OEM customers (currently, Gateway 2000, Dell and Compaq). Because a limited number of major OEMs currently ship the majority of the PCs produced, the number of potential customers that the Company can target is currently limited. There can be no assurance that the Company will be successful in maintaining its existing relationships with its major OEM customers or in securing additional major OEM customers and there can be no assurance that the Company will be able to retain or increase the volume or profitability of products currently manufactured by the Company for such customers. Any failure by the Company to retain its existing OEM customers, or establish profitable relationships with additional major OEM customers, or to maintain and increase the volume and profitability of the products manufactured for such customers would have a material adverse effect on the Company's business, financial condition and results of operations.

    While a number of the Company's OEM customers have achieved strong PC sales in recent periods, such customers, and the PC industry in general, are subject to dynamic competitive conditions. In order for the Company's products to maintain unit volumes at or above historical levels, leading OEMs must select the Company's products for design into their products, and the Company must successfully identify new product opportunities and complete the design of its products and sell those products. There can be no assurance that (i) the Company can successfully identify new product opportunities and develop and bring to market in a timely fashion such new products, (ii) the Company can successfully achieve the design win for incorporation into OEM products, (iii) that such OEMs' products will gain market acceptance or (iv) technologies developed by others will not render the products of the Company (or its OEM customers) non-competitive or obsolete. The loss of sales by the Company's OEM customers to other OEMs or a decrease in the popularity of desktop PCs that incorporate the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON MULTIMEDIA ACCELERATOR SUBSYSTEM MARKET; MIGRATION TO MOTHERBOARDS

    A substantial majority of the Company's net sales is derived from the sale of multimedia accelerator subsystems. According to Jon Peddie Associates, an independent industry research firm, approximately 69% of all graphics controller chips manufactured in the twelve month period ended September 30, 1997 were incorporated onto multimedia accelerator subsystems, and approximately 31% were incorporated onto motherboards. Generally, multimedia accelerator subsystems are used in higher-end PCs offering the latest technology and performance features. However, as a given functionality becomes technologically stable and widely accepted by PC users, it typically migrates to the PC motherboard. The Company expects this trend to continue with respect to the functionality provided by many of its current products, notably, in the near term, with respect to its low-end multimedia accelerator subsystems. In this regard, the MMX instruction set from Intel Corporation ("Intel") and the expanded capabilities provided by the Direct X Applications Programming Interfaces ("APIs") from Microsoft Corporation ("Microsoft") have increased the capability of its operating systems to control display features that have traditionally been performed by multimedia accelerator subsystems. In addition, single chip solutions are currently available that provide 16-bit sound functionality for implementation directly onto PC motherboards. As a result of this tendency of technology to migrate to the PC motherboard, the Company's prospects are largely dependent on its ability to continue to develop products that incorporate new and rapidly evolving technologies that manufacturers have not yet fully incorporated onto PC motherboards and to develop PC motherboard products that incorporate multimedia accelerator subsystems and other features demanded by the PC motherboard market. In response to this trend of migration, the Company is now actively seeking orders from OEMs for PC motherboards that incorporate STB's graphics circuitry, but there can be no assurance that the Company will secure any such order or that, if it secures any such order, it could produce such PC motherboards in profitable quantities, if at all. The Company has no prior experience designing, developing or marketing PC motherboards, and there can be no assurance that the Company will be successful in developing this business. While the Company believes that a market will continue to exist in the near term for add-in subsystems that provide advanced functionalities and offer flexible systems configuration, there can be no assurance that the incorporation of multimedia functions onto PC motherboards will not have a material adverse effect on the market for the Company's add-in subsystems. In addition, OEMs may choose to develop multimedia accelerator subsystems internally rather than purchase such products from external suppliers. An increase in the number or percentage of PCs that incorporate graphics circuitry on the motherboard at the expense of add-in multimedia accelerator subsystems, an increase in the number or percentage of multimedia accelerator subsystems manufactured internally by OEMs, or a decrease in PC sales volumes could effectively shrink the market for the Company's current products, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry."

LIMITED PRODUCT LIFE CYCLE; RAPID TECHNOLOGICAL CHANGE; MANAGEMENT OF PRODUCT
  TRANSITIONS

    The market for the Company's products is characterized by short product life cycles, evolving industry standards and frequent introductions of new products. The Company's major OEM customers typically introduce new system configurations as often as twice per year, and the life cycles of the Company's multimedia accelerator subsystems typically range from six to nine months. The Company's failure to successfully introduce new products within a given product cycle could have a material adverse effect on the Company's business, financial condition and results of operations for that cycle and possibly for subsequent cycles. Any such failure could also impair the Company's brand name, reputation and relationships with its OEM customers and have a longer term material adverse effect on the Company's business, financial condition and results of operations. The Company submits most of its products for compatibility and performance testing to the Microsoft Windows Hardware Quality Lab ("WHQL"). WHQL certification typically requires up to several weeks to complete and entitles the Company to claim that a particular product is "Designed for Microsoft Windows". The Company's OEM customers typically require the Company's products to be Designed for Microsoft Windows prior to making volume purchases. There can be no assurance that the Company will receive WHQL certification for any particular future product in a timely fashion, and any failure to receive WHQL certification could have a material adverse effect on the Company's business, financial condition and results of operations.

    The PC industry in general, and the market for the Company's multimedia subsystem products in particular, is characterized by rapidly changing technologies, evolving industry standards, rapid changes in customer requirements and fierce price competition. The Company's prospects depend upon market acceptance of its existing products, its ability to enhance its existing products, and its ability to continually develop and introduce new products and features to meet changing customer requirements. Each new product cycle presents new opportunities for current or prospective competitors of the Company to gain market share. The Company's competitors include manufacturers of products that directly compete with the Company's products, as well as competitors that can produce products that have a similar functionality to the Company's products. For instance, Intel has added new functionalities, such as the MMX instruction set, to its controller chips to enhance the power of the central processing unit (the "CPU") to manage the display features of a PC. Similarly, Microsoft is introducing new versions of its operating systems with features, such as the Direct 3D API, that increase the capability of its operating systems to control a PC's display features. Moreover, Intel's recently completed acquisition of Chips and Technologies, Inc. as well as Intel's introduction of the i740 graphics controller chip could accelerate migration of graphics functionality to the motherboard or onto the CPU. The introduction of products embodying new technologies and the emergence of new industry standards and practices can significantly impair the average selling prices of the Company's multimedia subsystem and other products, or render such products unmarketable or obsolete. In the event that the Company's products are unable to support or interface with these new products, standards and technologies in a timely manner, demand for the Company's products could be reduced significantly, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    Because of the short product life cycles and the long lead times for many components used in the Company's products, the Company may not be able to quickly reduce its production or inventory levels in response to unexpected shortfalls in sales or, conversely, to increase production in response to unexpected demand. There can be no assurance of the continued acceptance of the Company's existing products or that the Company will be successful in enhancing its existing products or identifying, developing, manufacturing or marketing new products, such as PC motherboards and the recently introduced flat panel display products. Delays in developing new products or product enhancements or the failure of such products or product enhancements to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

    Sales of individual products and product lines are typically characterized by declines in unit volumes, pricing and margins towards the end of the product's life cycle, the precise timing of which may be difficult to predict. As new products are planned and introduced, the Company attempts to monitor closely the inventory of older products (and older components) and to phase out their manufacture in a controlled manner. Nevertheless, the Company has experienced from time to time in the past, and expects to experience from time to time in the future, unexpected reductions in sales of older products as customers anticipate new products. These reductions have in the past and may in the future give rise to additional charges for obsolete or excess inventory, returns of older products by retailers or commercial distributors or substantial price protection claims. The Company's failure to successfully manage product transitions could have a material adverse effect on its business, financial condition and results of operations.

COMPETITION

    The market for the Company's products is intensely competitive and the Company expects competition to increase. The Company competes with independent manufacturers of brand name multimedia subsystem products, as well as contract manufacturers and certain OEM manufacturing operations that produce multimedia subsystem products. The Company's major competitors in the multimedia subsystems market include Diamond Multimedia Systems, Inc., ATI Technologies, Inc., Matrox Graphics, Inc., ELSA GmbH, AccelGraphics, Inc., Creative Labs, Inc., CEI, Inc., Number Nine Visual Technology Corporation, and Hauppauge ComputerWorks, Inc. In the specialized technology product market, the Company's major competitors include Colorgraphic Communication Corporation, Datapath Ltd. and Appian Graphics Corp.

    In addition to its major competitors, certain of the Company's suppliers sell graphics controller chips directly to OEMs for use in internally produced multimedia accelerator subsystems, other multimedia subsystems or on motherboards. If one or more of the Company's significant OEM customers were to commence or increase internal production of multimedia accelerator subsystems or other multimedia subsystems, the Company's business, financial condition and results of operations could be materially adversely affected. Furthermore, several major OEMs currently integrate graphics controller chips on the motherboard of their PCs. If one or more of the Company's major OEM customers begin to incorporate graphics controller chips or other controller chips onto motherboards rather than incorporating the Company's products, the Company's business, financial condition and results of operations could be materially adversely affected. See "--Dependence on Multimedia Accelerator Subsystem Market; Migration to Motherboards."

    The Company expects Intel to continue to invest heavily in research and development and new manufacturing facilities in order to maintain its position as one of the largest manufacturers of motherboards, and to promote its product offerings through extensive advertising campaigns designed to increase brand loyalty by PC users. Intel may, in the future, develop multimedia-enabled motherboards using its i740 3D graphics processor, which could directly compete with motherboard products that the Company may develop. In addition, Intel exerts significant influence over the 3D graphics industry due to the widespread acceptance of its microprocessor architecture and its development of new interface architectures such as the Advanced Graphics Port ("AGP") bus. Any significant modifications by Intel to the AGP or future graphics interface architectures could render the Company's products obsolete, incompatible or less competitive. Any broad-scale introduction of multimedia-enabled motherboards or significant modifications to the graphics interface bus by Intel which the Company is unable to access, and which consequently render the Company's products less competitive or reduces their potential market, could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company competes in its markets on the basis of a number of factors, including the price, performance, reliability and compatibility of its products, its ability to reach the market quickly with new products, its ability to meet customer delivery and reliability requirements, the quality of its technical support and its ability to develop and maintain relationships with customers and suppliers. Many of the Company's competitors and potential competitors have greater financial, marketing, manufacturing and technical resources than the Company. In addition, some of the Company's competitors manufacture their own controller chips, which provide these competitors with a significant advantage over the Company when their internally produced controller chips cost less or maintain higher price/performance levels than the controller chips available to the Company from independent suppliers. Furthermore, while the Company believes it is the only supplier of brand name multimedia accelerator subsystems that manufactures its own products, some of the Company's competitors internally manufacture other multimedia subsystems, such as sound cards and PC/TV cards. The rapid pace of change in the industry and in the markets in which the Company competes places a premium on the knowledge and experience of a company's management, engineers and other personnel, and their ability to continuously develop, enhance and transition new products. The Company believes that increasing its hardware and software engineering staff is an important factor to its future competitiveness. See "Business--Competition."

PRODUCT CONCENTRATION

    Historically, a substantial majority of the Company's net sales have been derived from sales of multimedia accelerator subsystems and, from time to time, a substantial majority of the Company's net sales in a given fiscal quarter have been derived from the sale of a single or a limited number of multimedia accelerator subsystems. Factors that increase the probability of a single or a limited number of products accounting for a substantial majority of sales during a given fiscal quarter may include one or more of the following factors: the development and timely introduction of new or enhanced products by the Company that meet OEM design requirements and design cycles and achieve wide market acceptance; the selection of key components (such as multimedia controller chips) at the design stage that provide the Company's products with distinct advantages compared with the key components available to its competitors; the availability of key components (such as multimedia controller chips) in sufficient quantities to meet production schedules once the Company commences manufacturing its products; favorable product reviews and other media coverage; the volume and timing of significant customer orders received during the period; and product obsolescence, maturation, or mismanagement of product transitions by the Company's competitors. Because the market for the Company's products is characterized by short product life cycles, evolving industry standards and frequent introductions of new products, however, the Company's product offerings may change significantly from quarter to quarter. There can be no assurance that a product which was an industry leader and a major source of revenue and gross profit in one fiscal quarter will not be rendered less competitive or obsolete in a subsequent fiscal quarter. Moreover, in any given quarter, one or more of the Company's competitors may introduce an industry dominating product for one or more of the same factors noted above. Accordingly, the Company's future prospects largely depend upon its ability to continuously develop and introduce new products that generate sufficient net sales to replace net sales from existing products as they mature. Any inability to develop and introduce new products that compete favorably in the marketplace and meet customer demand in future fiscal periods will have a material adverse effect on the Company's business, financial condition and results of operations.

SINGLE MANUFACTURING FACILITY

    The Company's sole manufacturing facility is located in Juarez, Mexico. The Company recently relocated a portion of its manufacturing operations to an adjacent, larger building, thus expanding the overall facility square footage, and transitioned to new or reconfigured manufacturing equipment. Since the Company is substantially dependent on this single manufacturing facility, any disruption of the Company's manufacturing operations at this facility would have a material adverse effect on the

Company's business, financial condition and results of operations. Such disruption could result from various factors, including difficulties in attracting and retaining qualified manufacturing employees, difficulties associated with the transition to new, reconfigured or upgraded manufacturing equipment, a labor dispute, human error, governmental or political risks or a natural disaster such as an earthquake, tornado, fire or flood. In addition, in comparison to those of its competitors that do not maintain their own manufacturing facilities, the Company incurs higher relative fixed overhead and labor costs as a result of operating its own manufacturing facility. Any failure to generate the level of product revenues needed to absorb these overhead and labor costs would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

MANAGEMENT OF GROWTH

    The Company has recently experienced rapid growth and consequently has increased its expenditures in a number of areas and made certain long-term commitments (such as the expansion of production lines at its Juarez manufacturing facility and the forthcoming relocation of its corporate headquarters to a larger facility in Richardson, Texas), a number of which would be difficult to reduce quickly in the event of a reduction in the rate of growth or a decrease in the Company's business. In the event that the Company experiences further growth, such growth will place additional strain on the Company's management and operations, including its sales, customer support, research and development, and finance and administrative operations and require larger quantities of components, additional personnel and manufacturing equipment and improved operating, financial and administrative controls, any of which could require significant additional capital expenditures. The Company may experience difficulty securing adequate quantities of components or additional manufacturing equipment, attracting or retaining skilled personnel, improving infrastructure and management information systems or overcoming other difficulties associated with growth. In addition, gross profit margins derived from initial orders with new OEM customers are frequently lower than the Company's typical gross profit margins, which could reduce the Company's overall gross profit margin. There can be no assurance that the Company will be able to manage future changes in the size of its business successfully or that difficulties in doing so will not have a material adverse effect on the Company's business, financial condition and results of operations.

CHANGE IN PRODUCT OR SALES CHANNEL MIX

    The Company offers two broad categories of products: multimedia subsystems that are primarily sold to major OEMs and, to a lesser degree, to commercial customers, and specialized technology products that are primarily sold to resellers, the workstation groups of OEMs and corporate customers in certain industries. Sales of multimedia accelerator subsystems to OEMs, which currently account for a substantial majority of the Company's net sales of OEM multimedia subsystems, are characterized by relatively high unit volumes and relatively low gross profit margins. Sales of the Company's multimedia subsystems to the commercial market are characterized by relatively modest volumes and moderate gross profit margins. Sales of the Company's specialized technology products are characterized by relatively low unit volumes and relatively high gross profit margins. The Company's net sales to OEMs, the commercial market and specialized technology customers represented approximately 85%, 9% and 5% of the Company's total net sales in the 1998 first fiscal quarter, and approximately 79%, 12% and 8% of the Company's total net sales in fiscal year 1997. Shifts in the mix of products sold or in the sales channels into which such products are sold could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, a decrease in sales of multimedia subsystems to the commercial market or in sales of specialized technology products could result in a disproportionately greater decrease in the Company's gross profit margin because sales of multimedia subsystems in the commercial market and sales of specialized technology products currently have higher gross profit margins than sales of multimedia subsystem products to the Company's OEM customers. On the other hand, any decrease in the volume of multimedia subsystems sold to the Company's OEM customers would significantly reduce total net sales, which would also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

ENTRY INTO NEW PRODUCT MARKETS

    While the Company's business historically has focused primarily on the design, manufacture and sale of multimedia accelerator subsystems, the Company commenced commercial shipments of its DVD decoder subsystems in the 1997 third fiscal quarter and its flat panel display products in the 1998 first fiscal quarter. Further, as a substantial number of PCs incorporate graphics circuitry on the motherboard (particularly in lower cost PCs), the Company is now actively soliciting orders for such motherboards from OEMs and, in the event that the Company secures any orders, the Company plans to undertake the design, manufacture and sale of motherboards incorporating the Company's multimedia accelerator subsystem capabilities. See "Business--Products." There are numerous risks inherent in the entry into new product markets, including the reallocation of limited management, engineering and capital resources to unproven product ventures, a greater likelihood of encountering technical problems and a greater likelihood that the Company's new products (or the PCs into which they are incorporated) will not gain market acceptance. In addition, a new product line, like the Company's line of flat panel display products, requires significant investment in long-lead time inventories as well as certain manufacturing equipment. The failure of one or more of such products, or any adverse effect such new products may have upon the Company's reputation in its core multimedia accelerator subsystem business as a result of such failure, could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY TECHNOLOGY; INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS

    The Company's success depends in part upon its proprietary technology, including, in particular, its software drivers and utilities and its hardware designs. The Company primarily relies upon copyright and trade secret laws and agreements with its suppliers and customers to protect its proprietary technology, and occasionally seeks patent protection on selected inventions. The Company generally also enters into non-disclosure agreements with persons to whom it reveals its proprietary information, such as OEMs that the Company works with, concerning future products. There can be no assurance that the Company's present protective measures will be adequate to prevent misappropriation of its technology or independent third party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology.

    The Company has in the past and may in the future find it necessary or desirable to procure licenses from third parties relating to current or future products or technologies; however, there can be no assurance that the Company will continue to be able to obtain such licenses or other rights or, if it is able to obtain them, that it will be able to do so on commercially acceptable terms. The Company could be placed at a disadvantage if its competitors obtain licenses with lower royalty fee payments or other terms more favorable than those received by the Company. If the Company or its suppliers or customers were unable to obtain licenses relating to current or future products or technologies, the Company could be forced to market products without certain technological features. The Company's inability to obtain licenses necessary to use certain technology or its inability to obtain such licenses on competitive terms could have a material adverse effect on the Company's business, financial condition and results of operations.

    It is common in the PC industry for companies to assert intellectual property infringement claims against other companies. As a consequence, the Company indemnifies some OEM customers in certain respects against intellectual property claims relating to its products. Several OEM customers recently sent the Company notices of potential indemnity claims based upon a notice of infringement such OEM customers had received from a patent owner relating to the asserted infringement of his patent. Subsequently, the patent owner filed patent infringement lawsuits in the U.S. and elsewhere against several of such OEM customers and a number of other major PC systems manufacturers. The Company provides multimedia subsystems to its OEM customers for use in such OEM customers' products that are alleged to infringe on the patent owner's rights. Based upon the Company's preliminary evaluation of the patent, it does not believe the infringement claims are meritorious as to its products sold to its customers. However, pursuant to such indemnity agreements or in the event the Company is directly sued, the Company may be required to dedicate significant management time and expense to defending itself or assisting its OEM customers in their defense of this or other infringement claims, whether meritorious or not, which could have a material adverse effect on the Company's business, financial condition and results of operations. If this or another intellectual property claim were to be brought against the Company, or one or more of its OEM customers, and the Company, or one or more of its OEM customers, were found to be infringing upon the rights of others, the Company could be required to pay infringement damages, pay licensing fees, modify its products so that they are not infringing or discontinue offering products that were found to be infringing, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

    If an intellectual property claim were to be brought against one or more of the Company's suppliers and the supplier were found to be infringing upon the rights of others, the supplier could be enjoined from further shipments of its products to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    The Company's prospects depend largely upon the services of its management, sales, marketing and engineering personnel. While the Company has entered into employment agreements with a number of its officers and key personnel, the loss of the services of one or more of such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The prospects of the Company also depend on its ability to retain its key management, sales, marketing and engineering personnel and to attract other personnel to satisfy the Company's current and future needs. There is substantial competition for skilled personnel in the PC industry (and, in particular, multimedia hardware and software engineers), and the failure to retain key personnel or to attract additional personnel to satisfy the Company's needs could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL FUTURE ACQUISITIONS

    The Company has in the past pursued, and may in the future pursue, acquisitions of product lines, technologies or businesses. Future acquisitions by the Company may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products acquired, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has limited or no prior experience, and the potential loss of key employees. There are currently no negotiations, commitments or agreements with respect to any acquisition. In the event that an acquisition does occur, such acquisition may have a material adverse effect on the Company's business, financial condition and results of operations.

INTERNATIONAL OPERATIONS

    Substantially all of the Company's manufacturing operations are carried out in Juarez, Mexico. The Company's export sales (which primarily consist of European sales) were approximately 26% and 27% of net sales in the 1998 first fiscal quarter and fiscal year 1997, respectively. The Company is subject to the general risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in currency exchange rates, delays resulting from difficulty in obtaining export licenses for certain technology, state imposed restrictions on the repatriation of funds, tariffs and other barriers and the restrictions and burdens of complying with a variety of foreign laws. In addition, the Company is subject to general geopolitical risks, such as political instability and changes in diplomatic and trade relationships, in connection with its international operations. Although to date the Company has not experienced any material adverse effects on its business, financial condition or results of operations as a result of such factors, there can be no assurance that such factors will not have such effects in the future, or require the Company to modify its business practices. The Company currently sells its products at prices denominated in U.S. dollars, and an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and potentially less competitive in foreign markets. The Company expects to sell a portion of its products in the future at prices denominated in other currencies and will therefore increase its currency exposure risk. In addition, a substantial portion of the Company's manufacturing labor costs are paid in Mexican pesos. Any decrease in the value of the U.S. dollar relative to the Mexican peso would increase the Company's manufacturing costs, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing" and "--Sales and Marketing."

PRICE PROTECTION AND STOCK ROTATION RISKS

    As is common practice in its industry, the Company's arrangements with its commercial customers generally allow such customers, in the event of a price decrease, credit equal to the difference between the price originally paid and the new decreased price on units in the customers' inventories on the date of the price decrease. In addition, commercial customers generally have the right to return slow-moving or excess inventory for product credit equal to an agreed upon percentage of shipments within specified time periods. While the Company establishes reserves to cover these practices, there can be no assurance that these reserves will be sufficient or that any future price protection claims or returns will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Sales and Marketing--Sales" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

ENVIRONMENTAL REGULATIONS

    The Company is subject to a variety of local, state, federal and foreign governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations and have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LIABILITY CLAIMS

    The Company's purchase agreements with its major OEM customers typically contain provisions that require the Company to indemnify the OEM customer and any end-users for potential product liability claims. Although the Company has not experienced product liability claims to date, there can be no assurance that the Company will not become subject to such claims in the future. A successful product liability claim against the Company could have a material adverse effect on its business, financial condition and results of operations.

HEADQUARTERS RELOCATION

    The Company recently commenced construction of a new 210,000 square foot headquarters facility near its current location in Richardson, Texas and it is anticipated that this facility will be completed by December 1998. In connection with the transition to its new headquarters, the Company may experience interruptions in certain aspects of its operations, including but not limited to, those relating to its various engineering, sales and administrative functions. There can be no assurance that any such interruptions, or other consequences arising out of the Company's transition to its new headquarters, will not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, pursuant to the terms of its new headquarters lease, the Company will incur additional occupancy expense. The amount of this additional occupancy expense will be dependent on prevailing interest rates. Moreover, the Company will bear the economic risk upon the sale of such facility. If this facility is sold for less than the amount of the underlying debt on the facility then outstanding, the Company would be required to cover any shortfall, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Properties."

YEAR 2000 COMPLIANCE

    The Company uses a significant number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions, and also includes software programs in its products. To the extent that these software applications contain code that is unable to appropriately interpret the upcoming calendar year 2000, some level of modification or possible replacement of such source code or applications will be necessary. The Company is still analyzing its software applications and, to the extent they are not fully year 2000 compliant, the costs necessary to update software or potential systems interruptions may have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company's customers and suppliers are or will be year 2000 compliant. The failure of the Company's customers and suppliers to achieve year 2000 compliance could have a material adverse effect on the Company's business, financial condition and results of operations.

NO INTENTION TO PAY DIVIDENDS

    Since the Company's initial public offering in February 1995, it has not declared or paid any cash dividends on its Common Stock or other securities, and does not anticipate paying any cash dividends in the foreseeable future. The Company intends to retain any earnings for use in its business. The decision to pay dividends in the future will be at the discretion of the Board of Directors and will depend, among other things, upon future earnings, operations, capital requirements, restrictions in financing agreements, the general financial condition of the Company and general business conditions. The Company's existing revolving credit facility prohibits the Company from paying cash dividends.

NEED FOR ADDITIONAL CAPITAL

    The Company requires substantial working capital to fund its business, particularly to finance its inventory and accounts receivable and for capital expenditures. The Company's future capital requirements will depend on many factors, including the rate of revenue growth, if any; the Company's financial condition; any need to expand the Company's manufacturing capacity; the timing and extent of spending to support research and development programs; the expansion of selling and marketing and administrative activities; the timing of new product introductions and product enhancements; and the level of market acceptance of the Company's products. The Company expects that it may need to raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its planned product development, manufacturing expansion or selling and marketing activities, which would have a material adverse effect on the Company's business, financial condition and results of operations. In the event that the Company does raise additional equity financing, the investors in this offering and the Company's existing shareholders could experience substantial dilution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ANTI-TAKEOVER MEASURES

    The Company is a Texas corporation and is therefore subject to the provisions of the Texas Business Corporation Act, including the terms of the Texas Business Combination Law ("TBCL") that became effective on September 1, 1997. In general, the TBCL prohibits a Texas "issuing public corporation" (such as the Company) from engaging in a "business combination" with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership interest, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. The TBCL may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company. The Company is subject to the terms of the TBCL, unless its shareholders or directors take action electing not to be governed by its terms (which action is not currently contemplated). The Company is also a party to certain agreements that could be deemed to have an anti-takeover effect.

    The Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock of the Company are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock which may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such preferred stock may have other rights, including economic rights senior to the Common Stock, and as a result, the issuance thereof could have a material adverse effect on the market value of such Common Stock.

STOCK PRICE VOLATILITY

    The trading price of the Company's Common Stock has in the past and may in the future be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's operating results; announcements of technological innovations by the Company or its competitors; new products, contracts or OEM design wins by the Company or its competitors; developments with respect to patents, copyrights or proprietary rights; changes in recommendations or financial estimates by securities analysts; conditions and trends in the PC and technology industries; adoption of new accounting standards affecting the Company's industry; general market conditions and other factors. Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies and that often are unrelated or disproportionate to the operating performance of such companies. The trading prices of many high technology companies' stocks have recently been at or near historical highs and reflect price to earnings ratios that are substantially above historical levels. There can be no assurance that these trading prices and price to earnings ratios will be sustained. These broad market fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has often been instituted against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and would at a minimum divert management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    STB designs, manufactures and sells multimedia subsystem and specialized technology products, primarily for use in desktop PCs. These products supplement a PC's CPU to enhance multimedia performance and accelerate the computationally intensive operations and processing requirements necessary to perform advanced multimedia applications. The Company focuses primarily on the sale of its products to major OEMs and works closely with its component suppliers and OEM customers to develop products that are responsive to technological trends and consumer demand. STB manufactures substantially all of its products at its ISO 9002 certified facility in Juarez, Mexico, which the Company believes enables it to respond more quickly to changing customer needs, maintain product quality and achieve economies of scale.

    The Company currently sells multimedia subsystems and specialized technology products. The Company's multimedia subsystem product line includes a wide selection of multimedia accelerator subsystems (also referred to as "graphics add-in cards") designed primarily for use in mid to high-end PCs as well as several complementary products, including DVD decoder subsystems, PC/TV convergence subsystems and sound cards. STB's specialized technology products include products designed to enable a single computer to control the display of up to 32 monitors and a recently introduced line of flat panel display products.

    The Company sells its products to OEM customers, the commercial market and the specialized technology market. The Company sells its multimedia subsystems primarily to major OEMs and, to a lesser extent, the commercial market. The Company's OEM customers accounted for approximately 85%, 79% and 81% of total net sales for the 1998 first fiscal quarter, fiscal year 1997 and fiscal year 1996, respectively. The Company's three largest OEM customers accounted in the aggregate for approximately 76%, 66% and 59% of the Company's total net sales for the 1998 first fiscal quarter, fiscal year 1997 and fiscal year 1996, respectively. Sales of multimedia subsystems to the commercial market accounted for approximately 9%, 12% and 11% of total net sales for the 1998 first fiscal quarter, fiscal year 1997 and fiscal year 1996, respectively, and sales of specialized technology products accounted for approximately 5%, 8% and 6% of total net sales for the 1998 first fiscal quarter, fiscal year 1997 and fiscal year 1996, respectively. The balance of total net sales was derived primarily from third party contract assembly services, which comprised approximately 1%, 1% and 2% of total net sales for the 1998 first fiscal quarter, fiscal year 1997 and fiscal year 1996, respectively. Export sales of the Company's products, which are made through all of the Company's sales channels, were 26% of net sales in the 1998 first fiscal quarter as compared to 27% in fiscal year 1997 and 20% in fiscal year 1996. The Company has no long-term commitments or contracts with any of its customers and the loss of any of the Company's key customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Customer Concentration; Dependence on PC Market."

    Sales of multimedia accelerator subsystems and other multimedia subsystems to OEMs have typically been characterized by relatively high unit volumes and relatively low gross profit margins. Sales of multimedia subsystem products to the commercial market are characterized by relatively modest unit volumes and moderate gross profit margins. Sales of the Company's specialized technology products are characterized by relatively low unit volumes and relatively high gross profit margins. Shifts in the mix of products sold or in the sales channels into which such products are sold could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Change in Product Mix or Sales Channel." In addition, a substantial majority of the Company's net sales have been derived from sales of multimedia accelerator subsystems and, from time to time, a substantial majority of the Company's net sales in a given fiscal quarter have been derived from the sale of a single or a limited number of multimedia accelerator subsystems. See "Risk Factors--Product Concentration." The markets for the Company's products in general, and its multimedia accelerator subsystems in particular, are characterized by short product life cycles, evolving industry standards and frequent introductions of new products. See "Risk Factors--Limited Product Life Cycle; Rapid Technological Change; Management of Product Introductions."

    The Company recognizes revenue upon shipment of its products. For products sold through the commercial channel, the Company generally allows returns in the form of stock rotation and price protection in the form of credits. The Company's current stock rotation policies permit a commercial channel customer to return approximately 10% of products purchased within the previous 90 days if the customer has placed an order for other Company products of equal or greater value. The Company also provides price protection to commercial channel customers in the form of credits for price reductions on products remaining in customer inventories at the time of the price reduction. The Company maintains reserves related to these sales programs, which it believes are adequate. See "Risk Factors--Price Protection and Stock Rotations."

    The Company has no guaranteed supply arrangements with any of its suppliers. The Company obtains most of the primary components for its current products, consisting mainly of controller chips and memory chips, directly from the component manufacturers. The prices of such components can change significantly from time to time. In the past, the Company has experienced, and may in the future experience, increases in its unit component costs without being able to increase the price of the products incorporating such components. Such an increase in component costs could impair the Company's gross profit margins and results of operations. In particular, occasional worldwide shortages of memory and controller chips and international tariff disputes have in the past resulted in substantial component cost increases that have had a material adverse effect on the Company's gross profit margins and its results of operations. In recent periods, a decline in the price of memory chips, together with improved inventory management practices and other factors, has contributed to improved gross profit margins. The Company's total gross profit margins and gross profits will likely continue to fluctuate from period to period as a result of the Company's product mix, sales channel mix, component costs and competitive pricing pressures on the Company's products. See "Risk Factors--Dependence on Suppliers" and "--Change in Product or Sales Channel Mix."

    In recent periods, the Company's business has been strongly influenced by the following trends: the growth of the PC market in general; the ability of several major PC manufacturers to expand their respective market shares of the PC market in general; the Company's ability to establish and expand OEM relationships with several of these major PC manufacturers; the expansion of the market for multimedia subsystems and, in particular, the market for multimedia accelerator subsystems; the ability of the Company to identify and source key components, such as graphics controller chips, that enable the Company's products to compete effectively with its competitors; and the Company's ability to design, develop and manufacture successive generations of multimedia accelerator subsystems that secure design wins with major OEM customers and achieve wide market acceptance. Although the Company is currently attempting to diversify its product offerings, expand its existing OEM customer relationships, establish new OEM customer relationships and expand sales into the commercial market, there can be no assurance that the Company will be successful with respect to any of these efforts. The failure by the Company to further diversify its product offerings and to expand its distribution channels could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Customer Concentration; Dependence on PC Market," "--Dependence on Multimedia Accelerator Market; Migration to Motherboards," "--Dependence on Suppliers" and "--Limited Product Life Cycle; Rapid Technological Change; Management of Product Transitions."

    During the fiscal quarter ended April 30, 1997, the Company acquired all of the outstanding shares of Symmetric Simulation Systems, Inc. ("Symmetric"), a designer and builder of high-end 3D graphics acceleration subsystems used in applications such as computer-aided design, product visualization, architectural walk-throughs and multimedia authoring. The Company believes that the Symmetric product line complements the Company's existing products and enables the Company to market products to the high-end 3D market.

RESULTS OF OPERATIONS

    The following table sets forth certain items from the Company's Consolidated Statements of Operations as a percentage of net sales:

                                                                                              THREE MONTHS ENDED
                                                           YEAR ENDED OCTOBER 31,                JANUARY 31,
                                                    -------------------------------------  ------------------------
                                                       1995         1996         1997         1997         1998
                                                    -----------  -----------  -----------  -----------  -----------
Net sales.........................................      100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales.....................................       85.0         80.4         74.9         77.9         79.4
                                                        -----        -----        -----        -----        -----
Gross profit......................................       15.0         19.6         25.1         22.1         20.6
                                                        -----        -----        -----        -----        -----
Operating expenses:
  Research and development........................        2.1          2.4          3.4          2.6          3.0
  Sales and marketing.............................        5.7          6.1          7.4          6.8          5.6
  General and administrative......................        4.8          5.3          5.3          5.0          4.1
                                                        -----        -----        -----        -----        -----
Total operating expenses..........................       12.6         13.8         16.1         14.4         12.7
                                                        -----        -----        -----        -----        -----
Income from operations............................        2.4          5.8          9.0          7.7          7.9
Interest expense, net.............................        0.6          0.6          0.8          0.7          0.7
                                                        -----        -----        -----        -----        -----
Income before income taxes........................        1.8          5.2          8.2          7.0          7.2
Provision for income taxes(1).....................        0.3          1.8          2.8          2.3          2.4
                                                        -----        -----        -----        -----        -----
Net income........................................        1.5%         3.4%         5.4%         4.7%         4.8%
                                                        -----        -----        -----        -----        -----
                                                        -----        -----        -----        -----        -----

------------------------

(1) The Company operated as an S corporation from November 1, 1986 until February 21, 1995, at which time the Company became fully subject to federal and state income taxes.

THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY 31,
  1997

    NET SALES. Net sales increased to $78.8 million in the 1998 first fiscal quarter from $48.1 million in the 1997 first fiscal quarter, representing an increase of 63.8%. Unit volume for the 1998 first fiscal quarter increased by 64.6% over the 1997 first fiscal quarter, while the Company's average unit selling prices remained essentially unchanged. OEM channel sales increased to approximately $66.2 million in the 1998 first fiscal quarter from $34.7 million in the 1997 first fiscal quarter, representing an increase of 90.9%. Sales growth in the OEM channel was primarily the result of increased demand for the Company's Velocity 128 multimedia accelerator. See "Risk Factors--Product Concentration." Commercial channel sales decreased to $7.4 million in the 1998 first fiscal quarter from $9.4 million in the 1997 first fiscal quarter, a decrease of 21.5%, primarily due to limited controller chip availability for the Velocity 128 multimedia accelerator resulting from unexpected OEM product demand increases. Sales in the specialized technology market increased to $4.1 million in the 1998 first fiscal quarter from $2.7 million in the 1997 first fiscal quarter, or 53.3%, which was primarily a result of increased sales to OEM customers for financial services workstations.

    GROSS PROFIT. Gross profit consists of net sales less cost of sales. Cost of sales primarily consists of the cost of materials and manufacturing costs associated with the production of the Company's products. Gross profit increased to $16.2 million in the 1998 first quarter from $10.6 million in the 1997 first quarter, representing an increase of 52.5%. During the period, gross profit as a percentage of net sales decreased to 20.6% in the 1998 first fiscal quarter from 22.1% in the 1997 first fiscal quarter. The increase in the amount of gross profit resulted primarily from increases in sales volumes of the Company's products (and, in particular, the Company's Velocity 128 multimedia accelerator), partially offset by decreasing unit prices. The decrease in gross profit as a percentage of net sales resulted primarily from (i) an increase in the percentage of sales to the OEM market, which typically is characterized by lower gross profit margins, and (ii) increased component costs due to a temporary shortage in memory component supply resulting from higher product demand and (iii) increased overtime labor costs caused by the higher rates of production necessary to meet increased product demand. These increases were partially offset by the economies of scale resulting from higher production volumes and increased operating efficiencies. Gross margins are expected to continue to fluctuate as a result of sales channel, product mix and other factors. See "Risk Factors--Potential for Fluctuating Operating Results; Seasonality" and "--Dependence on Suppliers."

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses primarily consist of compensation and associated expenses relating to engineering personnel, development tool expenses, prototyping expenses and product enhancement expenses. Research and development expenses increased to $2.3 million in the 1998 first fiscal quarter from $1.2 million in the 1997 first fiscal quarter, representing an increase of 88.9%. Research and development expenses as a percentage of net sales increased to 3.0% in the 1998 first fiscal quarter from 2.6% in the 1997 first fiscal quarter. The increase in research and development expenses on a dollar and percentage basis resulted from increased staffing at the Company's corporate headquarters and at each of the design centers in Houston, Texas; Eugene, Oregon; and the recently established design center in Belfast, Northern Ireland. Other expenses associated with the development of new products, increased expenses associated with software and driver development also contributed to the increase in research and development expenses.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses primarily consist of personnel and related overhead expenses for sales, marketing and customer support activities, promotional and advertising expenses, and commissions paid to independent sales representatives. Sales and marketing expenses increased to $4.4 million in the 1998 first fiscal quarter from $3.3 million in the 1997 first fiscal quarter, representing an increase of 34.6%. Sales and marketing expenses as a percentage of net sales decreased to 5.6% in the 1998 first fiscal quarter from 6.8% in the 1997 first fiscal quarter, primarily due to increases in net sales at a rate faster than that of sales and marketing expenses. The increase in sales and marketing expenses resulted primarily from additional staffing and commissions paid as a result of higher sales, partially offset by decreases in commissions paid to independent sales representatives. Increased expenses for advertising and promotional programs in the commercial channel, the specialized technology channel and the international market also contributed to the increased expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses primarily consist of personnel and related overhead expenses for management, finance, management information systems activities, legal and human resources, as well as expenses associated with occupancy and other general operating expenses. General and administrative expenses increased to $3.2 million in the 1998 first fiscal quarter from $2.4 million in the 1997 first fiscal quarter, representing an increase of 35.8%. General and administrative expenses as a percentage of net sales decreased to 4.1% in the 1998 first fiscal quarter from 5.0% in the 1997 first fiscal quarter. The increase in the amount of general and administrative expenses was primarily due to increased expenses associated with the Company's growth, including increased staffing, occupancy and other general operating expenses. Increased employee profit sharing, as a result of higher earnings, also contributed to the increase in general and administrative expenses. The Company recently commenced construction of a new headquarters facility that it plans to occupy in the 1999 first fiscal quarter. The terms of the lease relating to the new headquarters facility provide for increased occupancy expense from current levels and are subject to adjustment based on prevailing interest rates. See "--Liquidity and Capital Resources."

    INTEREST EXPENSE, NET. Interest expense, net primarily consists of the interest expense associated with the Company's Revolving Credit Facility, Mezzanine Facility (as defined below) and capital leases, offset partially by the interest income earned on the Company's cash and cash equivalents. Interest expense, net increased to approximately $518,000 in the 1998 first fiscal quarter from approximately $376,000 in the 1997 first fiscal quarter, representing an increase of 37.8%. The increase in the amount of interest expense, net was primarily related to an increase in the average total debt and obligations under capital leases outstanding during the 1998 first fiscal quarter compared to the 1997 first fiscal quarter.

FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1996

    NET SALES. Net sales increased to $199.5 million in fiscal year 1997 from $180.2 million in fiscal year 1996, representing an increase of 10.7%. Unit volume for fiscal year 1997 increased by 27.4% over fiscal year 1996, while the Company's average unit selling prices continued to decline primarily as a result of declines in component costs. OEM channel sales increased to $153.5 million in fiscal year 1997 from approximately $145.5 million in fiscal year 1996, representing an increase of 5.5%. Sales growth in the OEM channel was primarily the result of increased sales to existing customers. Commercial channel sales increased to $23.9 million in fiscal year 1997 from $19.8 million in fiscal year 1996, representing an increase of 20.8%. This moderate increase in sales to the commercial channel primarily resulted from increased sales to existing customers. Sales in the specialized technology market increased to $15.2 million in fiscal year 1997 from $10.9 million in fiscal year 1996, representing an increase of 38.9%. This increase was primarily due to increased sales to existing customers, as well as recent sales of products to the workstation groups of certain OEM customers.

    GROSS PROFIT. Gross profit increased to $50.0 million in fiscal year 1997 from $35.3 million in fiscal year 1996, representing an increase of 41.9%. For the period, gross profit as a percentage of net sales increased to 25.1% in fiscal year 1997 from 19.6% in fiscal year 1996. The increase in the amount of gross profit primarily resulted from increases in sales volumes of the Company's products, partially offset by declining average selling prices. The increase in gross profit margin resulted primarily from increased sales of higher margin specialized technology products and, to a lesser degree, increased sales to the commercial channel. In addition, declines in component costs, economies of scale resulting from higher production volumes and greater manufacturing efficiencies with respect to the manufacture and sale of the Company's multimedia accelerator subsystems, partially offset by decreasing unit prices, also contributed to the increase in gross profit margin.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $6.7 million in fiscal year 1997 from $4.4 million in fiscal year 1996, representing an increase of 52.2%. This increase primarily resulted from additional engineering staffing at the Company's headquarters in Richardson,

Texas, as well as its design centers in Houston, Texas and Eugene, Oregon. During 1997, the Company expanded its research and development efforts by establishing and staffing a design center in Belfast, Northern Ireland. Expenses associated with new product development, software development and continued enhancement and support of the Company's existing products also contributed to the increase. Research and development expenses as a percentage of net sales increased to 3.4% in fiscal year 1997 from 2.4% in fiscal year 1996.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $14.8 million in fiscal year 1997 from $11.0 million in fiscal year 1996, representing an increase of 34.6%. Sales and marketing expenses as a percentage of net sales increased to 7.4% in fiscal year 1997 from 6.1% in fiscal year 1996. Sales and marketing expenses increased primarily due to additional staffing and commissions paid as a result of the Company's growth and higher sales levels, and increased travel and operating costs. Increased trade show expenses, and increased advertising and promotional expenses in the commercial channel, the specialized technology market and the international market also contributed to the overall increase in sales and marketing expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $10.6 million in fiscal year 1997 from $9.5 million in fiscal year 1996, representing an increase of 11.9%. For fiscal year 1997 and fiscal year 1996, general and administrative expenses as a percentage of net sales remained unchanged at 5.3%. The absolute dollar increase in general and administrative expenses was primarily due to increased expenses associated with the Company's growth, including increased staffing and related expenses and data processing costs, partially offset by an increase in the allocation of certain costs related to the Juarez manufacturing operation to cost of goods sold. Facility expansion at the Company's headquarters and related occupancy costs, including rent and insurance, also contributed to the overall absolute increase in general and administrative expenses. As a result of the increase in operating income, the expenses associated with the Company's profit sharing plan also increased.

    INTEREST EXPENSE, NET. Interest expense, net increased to $1.6 million in fiscal year 1997 from $1.1 million in fiscal year 1996, representing an increase of 48.2%. This increase was primarily a result of higher average total debt outstanding during fiscal 1997 compared to fiscal 1996.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1995

    NET SALES. Net sales increased to $180.2 million in fiscal year 1996 from $129.6 million in fiscal year 1995, representing an increase of 39.0%. This increase in revenues was achieved primarily as a result of a 58.0% increase in unit volume shipments, and despite a significant decrease in the average unit sales price of the Company's products. This increase also resulted from continuing growth in sales of the Company's products to established OEM customers, as well as to new OEM customers. The Company also experienced continued growth in the commercial channel from sales of the Company's products to new commercial customers and increased sales to established customers. Sales in the specialized technology market experienced moderate growth, primarily as a result of increased sales to existing customers.

    GROSS PROFIT. Gross profit increased to $35.3 million in fiscal year 1996 from $19.5 million in fiscal year 1995, representing an increase of 81.1%. Gross profit margin increased to 19.6% in fiscal year 1996 from 15.0% in fiscal year 1995. The increase in the amount of gross profit primarily resulted from increases in sales volumes of the Company's products, partially offset by declining average selling prices. The increase in gross profit margin primarily resulted from economies of scale resulting from higher production volumes, as well as from lower memory chip prices. Increased sales of higher margin products sold in the commercial channel and increased specialized technology product sales also contributed to the increase in gross profit margin.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $4.4 million in fiscal year 1996 from $2.7 million in fiscal year 1995, representing an increase of 62.9%. Research and development expenses as a percentage of net sales increased to 2.4% in fiscal year 1996 from 2.1% in fiscal year 1995. The absolute dollar increase in research and development expenses primarily resulted from additional staffing and related expenses associated with new product development, software development and continued enhancement and support of the Company's existing products.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $11.0 million in fiscal year 1996 from $7.4 million in fiscal year 1995, representing an increase of 47.7%. Sales and marketing expenses as a percentage of net sales increased to 6.1% in fiscal year 1996 from 5.7% in fiscal year 1995. The absolute dollar increase in sales and marketing expenses largely resulted from additions to the Company's domestic and international sales forces and increased commissions paid for higher sales levels. Increased trade show expenses, advertising and promotional efforts to support the higher sales levels in the commercial and specialized technology product sales also contributed to the increase.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $9.5 million in fiscal year 1996 from $6.2 million in fiscal year 1995, representing an increase of 53.7%. General and administrative expenses as a percentage of net sales increased to 5.3% in fiscal year 1996 from 4.8% in fiscal year 1995. The increase in general and administrative expenses was largely due to increased occupancy costs, insurance expenses, and personnel, legal and data processing expenses associated with the Company's growth.

    INTEREST EXPENSE, NET. Interest expense, net increased to $1.1 million in fiscal year 1996 from approximately $818,000 in fiscal year 1995, representing an increase of 36.1%. This increase was primarily a result of higher average total debt outstanding during fiscal 1996 compared to fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal capital and liquidity needs are for financing inventory and accounts receivable and for manufacturing and other equipment expenditures. The Company has generally financed these capital and liquidity needs and its operations through a combination of cash generated from operations, trade credit from vendors, bank borrowings and the net proceeds from its initial public offering. As a result of the Company's rapid growth in recent years, its capital requirements have increased substantially. Future growth, if any, will require additional capital, particularly to support increased working capital needs, staffing requirements, promotional expenses, and manufacturing facilities and equipment requirements.

    Cash used in operating activities of $3.9 million in fiscal year 1997 was primarily attributable to increases in inventory and accounts receivable as a result of higher sales, partially offset by increases in net income and accounts payable. Cash used in operating activities was approximately $462,000 in the 1998 first fiscal quarter, which resulted largely from increases in inventory and accounts receivable as a result of higher sales, partially offset by increases in net income and accounts payable. At October 31, 1997, the Company's working capital was $31.4 million, compared to $35.8 million at January 31, 1998. Cash and cash equivalents was $3.9 million and $3.4 million at October 31, 1997 and January 31, 1998, respectively.

    The Company invested $9.6 million in capital equipment in fiscal 1997, and an additional $442,000 during the 1998 first fiscal quarter. The Company's investment in equipment is primarily attributable to manufacturing equipment additions and upgrades of existing equipment to support the increased demand for and complexity of the Company's products. During the 1998 first fiscal quarter, the Company completed a move to a new 137,000 square foot manufacturing facility in Juarez, Mexico, immediately adjacent to its previous facility. The Company has retained one-half of its previous facility for expansion, with an option to occupy, vacate or sublease the remaining half. During the 1997 fourth fiscal quarter, the Company installed two new high-speed surface-mount technology ("SMT") assembly lines at its new facility, at a total cost of approximately $6.3 million. This equipment was financed by two separate operating leases. During the 1996 fourth fiscal quarter, the Company installed four additional SMT assembly lines, at an approximate total cost of $4.2 million. This equipment was also financed through operating lease financing arrangements. The Company's aggregate obligations under all such equipment lease financing arrangements totaled approximately $9.5 million at October 31, 1997 and approximately $9.1 million at January 31, 1998. The Company expects that additional capital expenditures for similar types of equipment may be necessary to support additional future customer demand and production requirements, although there can be no assurance in this regard.

    The Company has a $40.0 million Revolving Credit Facility, as well as a $3.0 million term loan (the "Mezzanine Facility"). As of January 31, 1998, the Company had $23.0 million and $2.9 million outstanding under the Revolving Credit Facility and the Mezzanine Facility, respectively. The principal amount outstanding under the Revolving Credit Facility bears interest at LIBOR plus 175 basis points (7.367% at January 31, 1998). The principal amount outstanding under the Mezzanine Facility bears interest at LIBOR plus 250 basis points (8.126% at January 31, 1998) and is payable in 60 monthly installments of principal and interest, which began on November 1, 1997. Availability under the Revolving Credit Facility is calculated using formulas based on eligible accounts receivable as defined by the Revolving Credit Facility Agreement. The indebtedness under the Revolving Credit Facility matures on November 21, 1999 and the indebtedness under the Mezzanine Facility matures on November 1, 2002.

    In December 1997, the Company entered into a five year agreement to construct and lease a new corporate headquarters in Richardson, Texas. Construction on the 210,000 square foot facility began in December 1997, and the total cost is estimated to be approximately $22.8 million (including land). The lessor has agreed to fund the cost of the land and construction of the building (subject to reductions based on certain conditions in the lease agreement). The Company plans to occupy the facility during the 1999 first fiscal quarter with rental payments commencing upon occupancy. The Company estimates that its monthly rent for this facility will be approximately $225,000 for the four year period following completion of the facility. This amount is in excess of the current facilities expense, as local rental rates have increased and the Company is increasing the square footage of its corporate headquarters. The lease agreement also provides that the amount of lease payments are subject to adjustment based upon prevailing interest rates. As a consequence, an increase in prevailing interest rates will increase the Company's facilities expense. The Company is currently exploring strategies to hedge this interest rate exposure. The Company is also seeking opportunities to sublease that portion of its new headquarters facility which the Company does not expect to utilize immediately following its occupancy of the new facility. The monthly rent currently paid for the Company's headquarters facility will be eliminated with the move to the new facility. At the end of the lease for the new facility, the Company may elect to either renew the lease, pay off the underlying debt on the facility or cause the building to be sold. In the event of a sale, the proceeds will be used to retire the underlying debt with any excess to be paid to the Company. The Company is responsible for any outstanding balance due on the underlying obligation after the sale of the facility. See "Risk Factors-- Headquarters Relocation."

    From time to time, the Company evaluates acquisitions of businesses, products or technologies that complement the Company's business. Any such transactions, if consummated, may use a portion of the Company's working capital or require the issuance of securities which may result in further dilution to the Company's shareholders. See "Risk Factors--Potential Future Acquisitions."

RECENTLY ISSUED ACCOUNTING STANDARDS

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount the employee must pay to acquire such stock.

    In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), was issued. FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. FAS 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" ("APB 15"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. FAS 128 requires restatement of all prior-period EPS data presented. The Company adopted FAS 128 as of and for the year ended October 31, 1998.

    In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It mandates that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt FAS 130 in the year ending October 31, 1999. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption.

    In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), was issued. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt FAS 131 in the year ending October 31, 1999.

                                    BUSINESS

INTRODUCTION

    STB designs, manufactures and sells multimedia subsystems and specialized technology products, primarily for use in desktop PCs. These products supplement a PC's central processing unit to enhance multimedia performance and accelerate the computationally intensive operations and processing requirements necessary to perform advanced multimedia applications. The Company focuses primarily on the sale of its products to major OEMs, and works closely with its component suppliers and OEM customers to develop products that are responsive to technological trends and consumer demand. STB manufactures substantially all of its products at its ISO 9002 certified facility in Juarez, Mexico, which the Company believes enables it to respond more quickly to changing customer needs, maintain product quality and achieve economies of scale.

    The Company's multimedia subsystem product line includes a wide selection of multimedia accelerator subsystems (also referred to as "graphics add-in cards") designed primarily for use in mid to high-end PCs. STB's multimedia accelerator subsystems enable users to take advantage of true-color graphics, 3D and other video features found in the latest PC operating systems (such as Microsoft Windows 95 and Windows NT) and in multimedia applications. The Company sells its multimedia subsystem products to major OEMs and, to a lesser extent, to commercial customers, such as retailers, distributors and direct-mail companies. The Company is broadening its relationships with OEMs beyond the sale of multimedia accelerator subsystems to include the sale of other complementary multimedia subsystems, such as DVD decoder subsystems, PC/TV convergence subsystems and sound cards, and is evaluating the production of motherboards that incorporate multimedia capabilities. Sales of multimedia subsystems to OEMs represented approximately 85% and 79% of the Company's total net sales for the 1998 first fiscal quarter and the fiscal year ended October 31, 1997, respectively. STB's OEM and commercial customers include Gateway 2000, Dell, Compaq, International Business Machines Corporation ("IBM"), Best Buy Co., Inc. ("Best Buy"), CompUSA Inc. ("CompUSA"), Tech Data Corporation, Ingram Micro, Inc. and Merisel, Inc.

    STB's specialized technology products include products designed to enable a single computer to control the display of up to 32 monitors and a recently introduced line of flat panel display products. These products apply proprietary software and hardware designs to industry standard components to deliver solutions tailored to customers' needs. STB sells its specialized technology products primarily to resellers, the workstation groups of OEMs and corporate customers for specialized applications in the financial services, hospitality, factory automation, transportation and emergency response industries. Customers for STB's specialized technology products include Reuters Limited, Compaq and LodgeNet Entertainment Corporation.

INDUSTRY

    According to Dataquest, an estimated 97.3 million PCs will be shipped worldwide in 1998, compared to 83.1 million units in 1997 and 70.9 million units in 1996. A substantial portion of the PCs shipped in recent periods incorporate high performance Intel Pentium, Pentium Pro and Pentium II processors and support multimedia functionality, including CD-ROM storage and playback, high-resolution graphics, digital video and audio and, in most systems, hardware 3D acceleration and telecommunications. The evolution of these multimedia-enabled PCs has been driven by the proliferation of high performance hardware, operating systems like Microsoft Windows 95 and Windows NT, the popularity of the Internet and the growth in the number of consumer and business applications featuring greater use of graphics, video and sound.

    The PC market continually demands more sophisticated multimedia products as new technologies evolve and enter the mainstream. Intel's incorporation of the MMX extended instruction set in its microprocessors, as well as its recent introduction and support of the Accelerated Graphics Port ("AGP"), reflect the demand for higher CPU multimedia functionality and better integration between the CPU and the multimedia subsystem. These architectural enhancements, in combination with evolving digital standards such as MPEG-2 decompression, Dolby Digital audio and DVD storage, are establishing the PC as the enabling platform for digital television, video teleconferencing and other emerging multimedia capabilities.

    Multimedia applications typically place substantial processing demands on a PC's CPU, often degrading system performance. The processing burden on the CPU can be reduced by offloading the computationally intensive multimedia processing functions to specialized graphics and other multimedia subsystems. This allows the PC's CPU to address other functions and improves the PC's overall performance. Offloading multimedia processing functions can be achieved either through the placement of subsystems on the motherboard or the use of add-in subsystems. Motherboard implementations are typically less expensive, but currently most motherboards provide lower levels of functionality and performance than multimedia subsystems. Currently, add-in subsystems are more expensive, but generally support higher levels of functionality and provide a higher degree of flexibility in PC configuration because PC manufacturers can stabilize their motherboard configurations and add multimedia subsystems that suit end-user demands. Consequently, PC manufacturers can more rapidly integrate new technologies into their product lines and meet a range of price and performance requirements.

    Historically, PC manufacturers have continuously introduced more powerful PCs while maintaining relatively constant prices. Recently, PC manufacturers introduced PCs at lower price points, in particular below $1,000. OEMs are able to meet some of the cost requirements for the lower cost PC market by reducing the complexity of their products. To this end, OEMs have begun to integrate functionality previously provided by separate subsystems, including multimedia accelerator subsystems onto the motherboard.

    The accelerating pace of technological advancement and the demand by consumers for more functionality have required OEMs to deliver technological innovation to the market more quickly. Consequently, PC manufacturers must introduce new PC models to the market more frequently. Accelerating time-to-market demands have made it more difficult for OEMs to devote the resources necessary for the timely internal development of multimedia subsystems incorporating the latest innovations. Furthermore, many OEMs are expanding their product lines in response to consumer demand for a broader range of price and performance options. As a result, OEMs are seeking to expand their product lines by outsourcing their multimedia subsystem development needs to those suppliers able to meet their time-to-market and performance requirements with high quality, cost-effective solutions.

SOLUTION

    STB delivers to its customers innovative multimedia subsystems and specialized technology products designed to meet increasing performance requirements at cost-effective prices and on a timely basis. By working closely with component suppliers and OEM customers, the Company is able to develop innovative products that are responsive to product development trends and consumer demands. As OEM customers communicate desired features for next generation products, STB uses its close supplier relationships and its technical and marketing expertise to determine the most appropriate components to meet required price and performance specifications. By maintaining direct control over production, the Company can control quality and costs and respond quickly to changing customer needs. The Company believes that the combination of its strong relationships with leading-edge graphics controller chip suppliers and its OEM customers, coupled with software and hardware design expertise and in-house manufacturing capabilities, enables the Company to deliver to its customers a time-to-market advantage over competing solutions.

STRATEGY

    The Company's goal is to become the leading supplier of multimedia accelerator subsystems and certain other multimedia subsystems for PCs. The major elements of the Company's strategy are as follows:

    - CONTINUED FOCUS ON OEM CUSTOMERS AND OEM SALES CHANNEL. The Company focuses on its OEM customers, and, in particular, several of the largest OEMs, as evidenced by significant increases in net sales within this channel and the proportion of net sales within this channel during the past several years. During fiscal year 1997, approximately 79% of the Company's net sales were realized through its OEM channel, with Gateway 2000, Dell and Compaq accounting for 35%, 20% and 11% of net sales, respectively. The Company believes that by developing and maintaining close relationships with leading PC OEMs, it is better able to anticipate the demands of its OEM customers, understand market trends and accelerate product development to address the requirements of its customers.

    - CONTINUED FOCUS ON MULTIMEDIA ACCELERATOR SUBSYSTEM MARKET AND OTHER EMERGING MULTIMEDIA OPPORTUNITIES. The Company intends to continue to focus its efforts on the multimedia accelerator subsystem market, where it has consistently demonstrated its ability to introduce multimedia accelerator subsystems designed to satisfy rapidly evolving and increasingly demanding performance standards. Furthermore, the Company intends to leverage its strong relationships with leading-edge graphics controller chip suppliers and its OEM customers, its software and hardware expertise, and its in-house manufacturing capabilities to become the provider of choice to OEMs for other multimedia subsystem products such as DVD decoder subsystems, PC/TV convergence products and sound cards. In addition, the Company is actively soliciting orders for motherboards that incorporate graphics circuitry. In the event that the Company secures an order, the Company will undertake to design, develop and manufacture motherboards that deliver multimedia capabilities.

    - VALUE-ADDED ENGINEERING EXPERTISE. The Company's experienced software and hardware engineers provide STB with industry-leading design expertise. The Company intends to apply its engineering expertise to respond more quickly to customer requirements, anticipate trends and advances in its industry and expand its product line to take advantage of new technology applications. During the past several years, the Company's products have won industry awards from numerous publications including PC MAGAZINE, PC WORLD, WINDOWS MAGAZINE, PC PROFESSIONAL and PC COMPUTING.

    - CONTROL OF MANUFACTURING. The Company believes that it is the only major independent supplier of multimedia accelerator subsystems that manufactures all of its own products rather than outsourcing its manufacturing operations. The Company believes that having its own manufacturing facility incorporating automated SMT in Juarez, Mexico enables it to maintain lower manufacturing costs, meet expedited customer delivery schedules, adjust quickly to changes in product orders, achieve shorter production cycles and accommodate modified or unusual design specifications, while at the same time ensuring product quality and reliability. The Company is in the process of expanding its Juarez plant to increase its production capacity.

    - SELECTIVE PURSUIT OF ADDITIONAL SALES CHANNELS. In addition to expanding its OEM sales channel, the Company intends to continue its efforts to further penetrate the commercial market. The Company believes that its experience in meeting the standards that its OEM customers demand better positions the Company to provide competitive products in the commercial market. The Company believes that increasing awareness of the STB brand name, due in part to its penetration into the OEM sales channel, has strengthened its position in the commercial market. The Company also seeks to leverage its expertise acquired by developing and manufacturing multimedia subsystem products in order to develop and manufacture its specialized technology products. The Company believes it is one of the world's largest suppliers of specialized technology products and intends to continue marketing these products to current customers, as well as to new customers in the same and other targeted industries.

    - CONTROLLER CHIP INDEPENDENCE. Unlike some of its competitors, the Company designs its products after evaluating controller chips produced or under development by a number of leading suppliers. The selection of a controller chip is based on competitive factors including performance, cost, compatibility and reliability of supply. The Company believes that outsourcing rather than internally designing, developing and manufacturing controller chips allows it to consistently develop products incorporating the latest technological advances. Moreover, similar to some of the reasons driving the Company's OEM customers to purchase subsystems from the Company, STB is able to leverage the substantial expenditures made by developers of controller chips, achieve component flexibility and decrease the time and expense required to develop new products.

PRODUCTS

    The Company divides its products into two categories: multimedia subsystem products and specialized technology products. From its entry-level to its most sophisticated products, the Company offers its customers products that enhance the graphics, video and audio capabilities for an increasingly broad range of PC configurations and applications.

 MULTIMEDIA SUBSYSTEM PRODUCTS

    The Company's multimedia subsystem products include a full range of multimedia accelerator subsystems at various price points, as well as other multimedia subsystem products.

    MULTIMEDIA ACCELERATOR SUBSYSTEMS. Substantially all of the Company's multimedia accelerator subsystems are capable of displaying full-motion video images on a PC. A typical multimedia accelerator subsystem consists of a printed circuit board configured with a graphics controller chip, memory chips and software drivers and utilities. The Company believes that optimal graphics enhancement and video display require custom software and hardware design that maximize the performance and features of a PC system. The Company distinguishes its products from those of its competitors through its proprietary software drivers and utilities and through the hardware design of its multimedia accelerator subsystems. The Company incorporates its proprietary STB Vision software utility on many of its multimedia accelerator subsystem products. STB Vision supports various chipsets, with a consistent interface that supports multiple languages, including English, German, French, Dutch, Polish, Japanese, Italian and Spanish, and enhances the performance of a multimedia accelerator subsystem.

    The Company's multimedia accelerator subsystem product line is comprised of products with varying degrees of performance based on display speed, resolution, color depth and 2D/3D capability. The display speed of a multimedia accelerator subsystem is determined primarily by the graphics controller chip and software drivers, while display resolution and color depth are determined primarily by the amount of display memory. The Company offers a wide array of multimedia accelerator subsystems that are compatible with the bus architectures prevalent in today's market.

    By offering a complete line of multimedia accelerator subsystems, the Company can better establish and build relationships with OEMs. The Company currently offers a high-end professional multimedia accelerator subsystem product line that features a choice of several types of rasterization engines (devices that generate a 2D image from a 3D geometrical model) from 3Dlabs Inc., Ltd. ("3Dlabs"), memory ranging from 8MB to 40MB and separate geometry co-processors. This product line is optimized to support the Windows NT operating system and OpenGL 3D graphics and is targeted at customers with the most demanding 3D requirements, such as simulation, 3D modeling and animation development.

    The Company also offers multimedia accelerator subsystem products targeted at mainstream customers. The top of STB's mainstream product line is the Velocity 128, which has 4MB of Synchronous

Graphics RAM ("SGRAM") and incorporates the NVIDIA Corporation ("NVIDIA") RIVA 128 graphics controller chip. The Company offers a number of mid-range products, including products with 2D and 3D graphics capability, which generally contain from 1MB to 4MB of EDO or Synchronous DRAM ("SDRAM") memory. For fiscal year 1997, approximately 63% of the multimedia accelerator subsystems shipped by the Company had hardware-assisted 3D capability and in the 1998 first fiscal quarter approximately 89% of the multimedia accelerator subsystems shipped by the Company had hardware-assisted 3D capability.

    OTHER MULTIMEDIA SUBSYSTEM PRODUCTS. In addition to multimedia accelerator subsystems, the Company offers complementary multimedia subsystem products that incorporate various emerging technologies.

    - DVD DECODER SUBSYSTEMS. During the 1997 third fiscal quarter, STB began shipping to OEMs products designed to enable the use of DVD drives in PCs. The DVD is a 5 1/4-inch diameter disk that looks almost identical to the CD-ROM. However, due to advances in recording technology, the capacity for the DVD is greater than 4,770 megabytes, as compared to 680 megabytes on the CD-ROM. Full motion video and audio data that is recorded on the DVD is compressed using the MPEG-2 standard, and the audio data is digital data using Dolby Digital processing. This video and audio data must be processed as it goes from the DVD drive to the PC memory. STB provides the DVD decoder subsystem that is required to process this data. At least one of STB's first two DVD decoder subsystem products, DVD Theater and Impact DVD, is used by Gateway 2000, Dell and Compaq. Since the drive mechanism for the DVD is very similar to current CD-ROM drives, the cost of these high-capacity drives will likely approach that of the CD-ROM drives during late 1998. Since DVD drives can read current CD-ROMs, industry analyst International Data Corporation ("IDC") predicts that the DVD will begin replacing the CD-ROM during 1998 and will gain market share relative to the CD-ROM over the coming years. According to IDC, approximately 2.3 million DVD drives were sold into the PC market in 1997 and approximately
      83.8 million units will be sold into the PC market in the year 2000.

    - PC/TV CONVERGENCE SUBSYSTEMS. The Company's PC/TV convergence subsystems are capable of receiving analog television broadcasts or cable transmissions and producing a full-motion television display on a PC monitor. One important feature of these products is that they allow users to access Intel Intercast, which broadcasts within an analog television transmission signal and provides Internet-like information to supplement television programs. These products are sold through the Company's OEM channel and through commercial retailers such as Best Buy and CompUSA. The Company's Video Rage II television tuner/multimedia accelerator is used in Gateway 2000's Destination PC/TV product line.

    - SOUND CARDS. A sound card, or "audio adapter add-in board," converts digital audio information into high-fidelity, stereo-quality sound. A sound card incorporates an audio controller chip, memory chips and software drivers and utilities in configurations designed to produce high quality sound. The Company began shipping sound card products in July 1996 in response to OEM customer demand for this additional product offering. The Company believes that its sound cards complement its multimedia accelerator subsystem products.

    The Company anticipates that its multimedia subsystem product line will continue to evolve based upon its assessment of strategic multimedia opportunities and the continuing demand for new generations of video and audio solutions from OEMs and end-users. The Company's multimedia subsystem products tend to have relatively short life cycles, reflecting the dynamic nature of technological development within the PC industry. Historically, OEMs have introduced new system configurations as often as twice a year, and the Company must design, develop, manufacture and deliver its new products to comply with OEMs' schedules. The life cycle for a multimedia accelerator subsystem typically is six to nine months (plus a few additional months of sales for certain products in the commercial market).

    A substantial number of PCs incorporate graphics circuitry on the motherboard, particularly in lower cost PCs. The Company is actively soliciting orders for such motherboards from OEMs and, in the event that the Company secures an order, the Company will undertake to design, develop and manufacture motherboards that deliver multimedia capabilities. There can be no assurance that the Company will obtain any such orders or, if it does secure any orders, such products can be produced in profitable quantities, if at all. The Company anticipates that it will continue to expend efforts with respect to motherboards and other potential products. See "Risk Factors--Entry Into New Product Markets."

    The Company's current major multimedia accelerator subsystems and other multimedia subsystem products include the following:

    PRODUCT NAME                             DESCRIPTION                          STATUS
                    PROFESSIONAL 3D MULTIMEDIA ACCELERATOR SUBSYSTEMS

Glyder MP             High performance professional 3D multimedia accelerator    Shipping
                      subsystem with dual 3Dlabs GLINT MX graphics processors
                      and GAMMA geometry co-processor using 8MB of VRAM and
                      32MB of DRAM

Glyder MX             High performance professional 3D multimedia accelerator    Shipping
                      subsystem with a 3Dlabs GLINT MX graphics processor and
                      GAMMA co-processor using 8MB of VRAM and from 8MB to 32MB
                      of DRAM

Glyder TX Gold        Mid-range professional 3D multimedia accelerator           Shipping
                      subsystem with a 3Dlabs GLINT TX graphics processor with
                      8MB of VRAM plus 8MB of DRAM
Glyder Max - II       Entry-level professional 3D multimedia accelerator         Shipping
                      subsystem with a 3Dlabs Permedia II graphics processor
                      with 8MB of SGRAM
                           3D MULTIMEDIA ACCELERATOR SUBSYSTEMS

Velocity 128          Upper mid-range multimedia accelerator subsystem with 128  Shipping bit architecture with an NVIDIA RIVA 128 graphics
                      processor using 4MB of 128 bit SGRAM

Velocity 3D           Upper mid-range multimedia accelerator subsystem with an    Mature
                      S3 ViRGE VX graphics processor using 4MB or 8MB of EDO
                      RAM

Nitro 3D              Mid-range multimedia accelerator subsystem with an S3      Shipping
                      ViRGE GX graphics processor using either 2MB or 4MB of
                      SDRAM

Powergraph 64 3D      Entry-level multimedia accelerator subsystem with an S3     Mature
                      ViRGE graphics processor using either 2MB or 4MB of SDRAM

    PRODUCT NAME                             DESCRIPTION                          STATUS
                           2D MULTIMEDIA ACCELERATOR SUBSYSTEMS

Lightspeed 128        Mid-range multimedia accelerator subsystem with a Tseng     Mature
                      Labs ET6000 graphics processor using 2 or 2.25 MB of
                      SDRAM
Nitro 64 Video        Entry level multimedia accelerator subsystem with a         Mature
                      Cirrus Logic CL5446 graphics processor using either 1 MB
                      or 2MB of EDO DRAM
Powergraph 64 Video   Entry level multimedia accelerator subsystem with an S3     Mature
                      Trio V2 graphics processor using either 1 MB or 2MB of
                      EDO DRAM
                                  DVD DECODER SUBSYSTEMS

DVD Theater           An all hardware DVD solution using an IBM                  Shipping
                      Microelectronics MPEG decoder chip
Impact DVD            A hybrid hardware/software DVD solution using a Chromatic  Shipping
                      Research Mpact M1 media processor supporting software for
                      MPEG-2 and Dolby Digital audio decoding
                               PC/TV CONVERGENCE SUBSYSTEMS

Video Rage II         3D multimedia accelerator subsystem using STB's "Hub"      Shipping
                      architecture with television tuner, TV output and
                      optional DVD module (similar to DVD Theater)
TV-PCI                TV tuner adapter with the capability of receiving cable    Shipping
                      or over-the-air analog television broadcasts
                                       SOUND CARDS

Wave Up               Audio wavetable, upgrade card for incorporation on         Shipping
                      certain Intel-logic motherboards

 SPECIALIZED TECHNOLOGY PRODUCTS

    The Company's specialized technology products apply proprietary software and hardware designs to industry standard components to deliver tailored solutions for specific problems, and are characterized by significantly lower unit sales volumes and relatively higher unit prices and gross profit margins than the Company's multimedia subsystem products. The Company's specialized technology products are sold primarily to resellers, the workstation groups of OEMs and corporate customers for specialized applications in a number of industries, including the financial services, hospitality, factory automation, transportation and emergency response industries. The Company's specialized technology products include products designed to enable a single computer to control the display of up to 32 monitors. The Company believes it is currently one of the world's largest suppliers of specialized technology products. In addition, STB also recently introduced a line of flat panel display products.

    The Company offers two families of multi-monitor multimedia accelerator subsystem products distinguished by the resolution of the monitors with which they are designed to be used. The MVP family of products is used with high-resolution monitors, and the Channel family is used with low-resolution, television-type monitors. An important component that the Company incorporates into the MVP family of products is its "virtual screen" software driver (which enables multiple monitors to act as a single screen, displaying numerous "windows" of information through only one computer) and its Mediator utility (which enables the user to control the placement of applications on the available displays). Several financial institutions presently employ this capability in their trading rooms, where large amounts of information must be continuously available to traders. The Company has made several technological advances to its existing MVP product line, including the introduction of full motion digital video scalers, live video/TV tuner input ports (based on the PCI bus standard) and new video graphics drivers and utilities. Channel products are used in applications, such as airport arrival and departure displays, where lower cost and larger display size are more important than clarity of display. Channel products are also used to facilitate the selection of on-demand programming for hotel room televisions.

    The Company began shipping the Galileo 15, its first flat panel display product, during the first fiscal quarter of 1998. The Galileo 15 is a 15-inch, thin film transistor ("TFT") display. This flat panel display product consists of (i) a multimedia accelerator subsystem that includes special circuitry to transmit graphics and video data to digital flat panels, (ii) a receiver card to receive the transmitted information, (iii) STB's custom driver and utility software to allow the display subsystem to work with Windows NT and Windows 9X and (iv) the flat panel display housed in STB's proprietary housing and mounting system. Flat panel display products offer several advantages over cathode ray tube ("CRT") glass monitors. In particular, flat panel display products are much thinner, (two to six inches thick as compared to the foot or more required for CRTs), generate less heat than CRTs and cause less strain on the user's eyes. Flat panel display systems are currently three to five times more expensive than an equivalent CRT system but are expected to decline in price in 1998 and 1999.

    The Company also recently introduced several specialized technology products that incorporate digital video features that meet the MPEG-2 decompression standard and in some cases incorporate a multimedia accelerator subsystem. These products, some of which have multi-monitor control capability, enable applications such as video-on-demand, storing video data for viewing at a later time and receiving MPEG-2 encoded material over direct broadcast satellite or advanced technology cable. There can be no assurance that such products can be produced in profitable quantities, if at all. See "Risk Factors--Entry Into New Product Markets."

    Listed below are the principal industries and applications for the Company's specialized technology products:

      INDUSTRY                                     APPLICATION
Financial services    Support of simultaneous display of multiple data sources on multiple monitors from a single PC for use by financial traders

Hospitality           Control of display on hotel room televisions to allow guests to view movie choices, review bill prior to checking out and obtain other information

Factory automation    Dual-monitor graphical man-machine interface for factory machinery

Transportation        Flight arrival and departure information

Emergency response    "911" emergency call center displays to allow the operator to follow multiple calls simultaneously, plus view a map of the emergency location on a separate monitor

    In addition, on occasion, STB provides contract assembly services for third parties, adding incremental gross profit and contributing to the absorption of overhead by increasing utilization of manufacturing capacity. Revenues from these contract assembly services constituted approximately 1% of the Company's net sales in fiscal year 1997.

DESIGN AND DEVELOPMENT

    The timely development and introduction of new products is essential to meeting the performance requirements of OEM customers and reinforcing the Company's competitive position in its other sales channels. The Company works closely with its suppliers and OEM customers to develop new products that satisfy specific OEM product requirements, such as performance and display features. The Company's software and hardware engineers design, develop and test the new product prototypes, selecting the most appropriate graphics controller chips, memory chips and other components for the Company's products. The Company's design and development personnel have enabled STB to repeatedly deliver the latest technologies to the OEM market.

    In order to achieve customer acceptance for its products, the Company must ensure that its products can function properly in a variety of PC system configurations and with most popular commercial application software and operating systems. In addition to ensuring that the Company's products work in a variety of configurations and with most applications, STB's compatibility lab also compares the test performance of the Company's products against that of competitors' products. STB submits most of its products for compatibility and performance testing to Microsoft's WHQL. WHQL certification typically requires up to several weeks to complete and entitles the Company to claim that a particular product is "Designed for Microsoft Windows." The Company's OEM customers typically require the Company's products to be Designed for Microsoft Windows prior to making volume purchases. STB also sends product prototypes to OEM customers for performance and compatibility testing and to the Federal Communications Commission (the "FCC") and the Cenelec branch of the European Economic Community (the "EEC") for "CE Certification." See "--Government Regulations." After any necessary modifications are made to a product, it is released for production.

    The Company believes that the strength of its engineering resources is critical to its competitiveness. The Company has substantially increased its engineering and technical resources, so that as of January 31, 1998 it had a total engineering staff of 92, including 16 hardware engineers and 43 software engineers. The Company also has established software engineering centers in Houston, Texas; Eugene, Oregon; and Belfast, Northern Ireland and plans to open a software engineering center in Austin, Texas in the 1998 second fiscal quarter. The Company's engineering resources are critical to its strength in responding quickly to customer requirements, anticipating trends and advances in its industry and expanding its product line to access new technologies and applications. See "--Products" and "Risk Factors--Dependence on Key Personnel."

    The Company has won numerous awards from recognized industry magazines, including PC MAGAZINE, PC WORLD, WINDOWS MAGAZINE, PC PROFESSIONAL AND PC COMPUTING. STB's Velocity 128 product has received greater recognition from industry publications than any other product in Company history. The Velocity 128 recently won the PC MAGAZINE Editor's Choice award for business computing, primarily as a result of its versatility, with outstanding performance in 3D graphics plus video acceleration. In addition, PC Computing gave the Velocity 128 its five star award, plus the prestigious Most Valuable Product award for the best product of its class for 1997. In addition to the excellent results in the U.S. trade press, the Velocity 128 has won awards in graphics subsystem reviews from PC WELT in Germany, PC ACHAT and WINDOWS NEWS in France, COMPUTER BUYER and PERSONAL COMPUTER WORLD in the U.K., and CHIP in Italy.

SUPPLIERS

    The Company believes its close relationships with its component suppliers are essential to producing low-cost, innovative products and maintaining short design-to-market cycles. The Company's primary products, multimedia accelerator subsystems, are printed circuit boards that contain a number of components, including a graphics controller chip, memory chips, logic chips, capacitors and resistors. The graphics controller chip, which regulates the information that is displayed on the PC monitor, and the memory chip, which stores graphics information for display, are the most important components in determining the functions and manufacturing cost of a multimedia accelerator. The Company's other multimedia subsystem products generally contain components comparable to those found on an STB multimedia accelerator subsystem but with different types of controller chips.

    The Company purchases various types of controller chips directly from sole suppliers, including S3, Incorporated ("S3"), Cirrus Logic, Inc., 3Dlabs, NVIDIA and IBM. These controller chips typically include related software drivers, which the Company's software engineers often enhance for use in STB products. In addition to controller chips and their related software drivers, several other components that are used in the Company's products are obtained from single or limited sources. The Company has no guaranteed supply arrangements with any of its suppliers, and there can be no assurance that current suppliers will be able to meet its requirements. While the Company believes that with respect to its single and limited source components it could, in most cases, obtain similar products from other resources, it likely would be required to pay significantly more for such products, alter product designs to use alternative products or reduce or delay its production of the related products. As a result of delays in the delivery of components, lack of available components or the lack of compatible software drivers from component vendors, the Company has in the past experienced difficulty meeting its own scheduled shipment dates to customers, and such difficulties are likely to recur. See "Risk Factors--Dependence on Suppliers."

    The Company purchases memory chips from a number of manufacturers, including IBM, Mosel Vitelic, Hyundai Electronics Industries Co., Ltd., Samsung Electronics Co., Ltd. and Toshiba Corporation. Memory chips are less expensive if purchased directly from the manufacturer, but manufacturers sometimes do not produce sufficient quantities of memory chips to satisfy market demand. In times of restricted supply of memory chips, manufacturers have in the past, and may in the future, allocate the sale of their memory chips to customers based, among other factors, upon purchase volumes and the customer's creditworthiness. The Company's ability to purchase memory chips from distributors, and possibly on the spot market, provides an alternative, but more costly, source of supply if the Company cannot obtain necessary supplies from memory chip manufacturers. See "Risk Factors--Dependence on Suppliers."

    The Company's unit component costs tend to be volatile, and a significant increase or decrease in unit component costs may have a significant effect on the Company's results of operations. The Company may experience component cost increases in the future, which could have a negative effect upon gross profit margins and gross profits. See "Risk Factors--Dependence on Suppliers."

MANUFACTURING

    STB considers its ability to manufacture high quality products at a low cost to be critical to its competitiveness. STB began manufacturing at its facility in Juarez, Mexico in 1988 and presently conducts substantially all of its manufacturing operations at this ISO 9002 certified facility. STB believes that by operating its own manufacturing facility, it is able to respond quickly to changing customer needs and control product quality. By locating its manufacturing facility in Juarez, Mexico, the Company benefits from low labor and shipping costs, as well as proximity to its headquarters in Richardson, Texas. The Company has increased its manufacturing capacity in Mexico to approximately 500,000 boards per month, depending on product mix and complexity. This increase in manufacturing capacity has been achieved primarily through the addition of new high-volume automated SMT equipment capable of manufacturing double-sided products, as well as through existing equipment upgrades. The Company believes that the addition of this equipment has increased not only its manufacturing capacity but also the speed and efficiency of its manufacturing operations. With this additional equipment, the Company believes its manufacturing capacity is sufficient for its current level of operations. Nevertheless, the Company is currently installing additional high-volume automated SMT equipment to add manufacturing capacity with capabilities to manufacture double-sided circuit boards. In addition, the Company recently relocated a portion of its manufacturing operations to a larger facility adjacent to its present manufacturing facility, which should provide the Company with the ability to further increase its manufacturing capacity, if necessary. See "--Properties" and "Risk Factors--Management of Growth" and "Risk Factors--Single Manufacturing Facility."

    The Company emphasizes a comprehensive quality control program at each step in the manufacturing process. The manufacturing process involves both automated and manual placement and soldering of components onto the circuit board. After final assembly is completed, each product unit undergoes an elevated temperature burn-in, a process simulating a PC environment in which the product is placed in an oven and connected to an electrical source for several hours. After each product has been burned-in, it is placed through a series of diagnostic tests to detect defects. The Company believes its comprehensive testing procedures contribute significantly to its ability to satisfy customers' stringent product performance and reliability requirements. The Company offers a limited warranty ranging from 15 to 39 months on multimedia subsystems sold to OEMs, a five-year limited warranty on its specialized technology products and a limited lifetime warranty on multimedia subsystems sold to commercial customers.

    While the Company conducts substantially all of its manufacturing operations at its facility in Juarez, Mexico, it also maintains a smaller facility at its Richardson, Texas headquarters to develop and test prototypes and for first-run testing of new products. The Company also maintains a separate facility in Richardson, Texas for technical support and product repair. In addition, the Company burns-in and functionally tests a small portion of its products assembled in Mexico at its Richardson, Texas facilities.

SALES AND MARKETING

    SALES. The Company presently sells its products in North America, most countries in Europe and certain countries in the Pacific Rim. U.S. sales accounted for approximately 74% and 73% of the Company's net sales in the 1998 first fiscal quarter and fiscal year 1997, respectively.

    The Company organizes its Richardson, Texas based North American sales force on the basis of its three sales channels. The OEM sales force provides direct sales coverage of selected OEMs. The commercial market sales force focuses on marketing and sales to retailers, distributors and direct mail companies, and also coordinates the efforts of the Company's independent sales representatives for the commercial channel. The specialized technology sales force coordinates its efforts with the Company's engineering staff to create interest among prospects and customers and to determine product features.

    The Company's North American sales force generally operates in tandem with the Company's independent sales representative network in the commercial market. These sales representatives typically are retained based on relationships they have with potential customers. The Company believes that the services of independent sales representatives are important for obtaining and maintaining relationships with certain commercial customers. The Company's independent sales representatives generally do not sell products that compete with those products they handle for the Company. In general, the Company does not utilize independent sales representatives for its OEM or specialized technology products.

    The Company's European sales force, headquartered in London, is responsible for OEM, commercial and specialized technology product sales in the region. The European sales force has greater direct sales coverage responsibility than the North American sales force because STB employs fewer European independent sales representatives. The Company's marketing and sales efforts for countries outside of North America and Europe are coordinated from STB's Richardson, Texas offices.

    The Company's net sales to OEMs, the commercial market and specialized technology customers represented approximately 85%, 9% and 5% of the Company's total net sales in the 1998 first fiscal quarter, and approximately 79%, 12% and 8% of the Company's total net sales in fiscal year 1997. The Company's top three customers accounted for approximately 76% of net sales during the 1998 first fiscal quarter, with Gateway 2000, Dell and Compaq accounting for approximately 40%, 32% and 4%, respectively, of the Company's net sales for such period. The Company's top three customers accounted for approximately 66% of net sales during fiscal year 1997, with Gateway 2000, Dell and Compaq accounting for approximately 35%, 20% and 11%, respectively, of the Company's net sales for such period. In the commercial segment, the Company recently has increased its marketing efforts in the distribution segment of the commercial market. The Company attributes the recent increase in its commercial channel sales to its increased focus on distributors. The Company sells products to the commercial market through specialty retailers, such as Best Buy and CompUSA, and commercial distributors, such as Tech Data Corporation, Ingram Micro, Inc. and Merisel, Inc. The Company sells its specialized technology products primarily to resellers, the workstation groups of OEMs and corporate customers in the financial services, hospitality, factory automation, transportation and emergency response industries, which include customers such as Reuters Limited, Compaq and LodgeNet Entertainment Corporation.

    The Company generally allows returns in the form of stock rotations only of products sold to commercial customers such as distributors and retailers. The Company's current stock rotation policies typically permit a commercial channel customer to return approximately 10% of the products purchased from STB within the previous 90 days if it concurrently places an order for other STB products of equal or greater value. The Company usually is able to resell returned products. In addition, the Company typically provides price protection to commercial customers in the form of credits for price reductions on products remaining in customer inventories at the time price protection is granted. See "Risk Factors--Stock Rotation and Price Protection Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

    The Company currently sells all its products at prices denominated in U.S. dollars, but expects to sell its products in other currencies in the future, thereby increasing its currency exposure risk. Additionally, a substantial portion of the Company's manufacturing labor costs are incurred in Mexican pesos. See "Risk Factors--International Operations."

    MARKETING. STB promotes its products to OEM customers and specialized technology customers primarily through the efforts of the Company's sales force. The Company believes such direct promotion enables it to develop products that are more in line with its customers' requirements and market trends. The Company supplements these efforts by promoting its products at industry trade shows. The Company's commercial channel marketing efforts include advertising in recognized industry trade magazines and cooperative promotional efforts with retailers and commercial distributors.

TECHNICAL SUPPORT

    The Company believes that providing technical support to its customers is essential to its ongoing competitiveness. The Company maintains a toll-free telephone line in the U.S. to provide technical support for purchasers of its specialized technology products as well as for purchasers of its multimedia subsystems sold in the commercial market. STB also maintains electronic bulletin board systems in Richardson, Texas and London, England to provide customers with new software drivers and utilities that update the capabilities of the Company's products. The Company's technical support group provides the software on disk at a nominal charge to customers who are unable to obtain updates through the electronic bulletin board system. STB provides software driver and utility updates for its products to maintain compatibility with new versions of software, increasing their useful life. The Company also prepares user manuals and other product documentation that it believes are informative and easy to understand.

COMPETITION

    The market for the Company's products is intensely competitive and the Company expects competition to increase. The Company competes with independent manufacturers of brand name multimedia subsystem products, as well as contract manufacturers and certain OEM manufacturing operations that produce multimedia subsystem products. The Company's major competitors in the multimedia subsystems market include Diamond Multimedia Systems, Inc., ATI Technologies, Inc., Matrox

Graphics, Inc., ELSA GmbH, AccelGraphics, Inc., Creative Labs, Inc., CEI, Inc., Number Nine Visual Technology Corporation, and Hauppauge Computer Works, Inc. In the specialized technology product market, the Company's major competitors include Colorgraphic Communication Corporation, Datapath Ltd., and Appian Graphics Corp.

    In addition to its major competitors, certain of the Company's suppliers sell graphics controller chips directly to OEMs for use in internally produced multimedia accelerator subsystems, other multimedia subsystems or on motherboards. If one or more of the Company's significant OEM customers were to commence or increase internal production of multimedia accelerator subsystems or other multimedia subsystems, the Company's business, financial condition and results of operations could be materially adversely affected. Furthermore, several major OEMs currently integrate graphics controller chips on the motherboard of their PCs. If one or more of the Company's major OEM customers begins to incorporate graphics controller chips or other controller chips onto motherboards rather than incorporating the Company's products, the Company's business, financial condition and results of could be operations materially adversely affected. See "Risk Factors--Dependence on Multimedia Accelerator Market; Migration to Motherboards."

    The Company competes in its markets on the basis of a number of factors, including the compatibility, reliability, price and performance of its products, its ability to reach the market quickly with new products, its ability to meet customer delivery and reliability requirements, the quality of its technical support and its ability to develop and maintain relationships with customers and suppliers. Many of the Company's competitors and potential competitors have greater financial, marketing, manufacturing and technical resources than the Company. In addition, some of the Company's competitors manufacture their own controller chips, which provides these competitors with a significant advantage over the Company when the internally produced controller chips cost less or maintain higher price and performance levels than the controller chips available to the Company from independent suppliers. Furthermore, while the Company believes it is the only supplier of brand name multimedia accelerator subsystems that manufactures its own products, some of STB's competitors internally manufacture other multimedia subsystems, such as sound cards and PC/TV cards. The rapid pace of change in the industry and markets in which the Company competes places a premium on the knowledge and experience of a company's management, engineers and other personnel, and their ability to continuously develop, enhance and transition new products. The Company has continued to increase its engineering resources and believes that its ability to continue adding new engineers to its staff in the future will affect its competitiveness. See "Risk Factors-- Competition."

INTELLECTUAL PROPERTY

    The Company's success depends in part upon its proprietary technology, including, in particular, its software drivers and utilities and its hardware designs. The Company primarily relies upon copyright, trademark and trade secret laws to protect its proprietary technology, and occasionally seeks patent protection on selected inventions. The Company generally also enters into nondisclosure agreements with persons to whom it reveals its proprietary information, such as OEMs that the Company works with, concerning future products. There can be no assurance that the Company's present protective measures will be adequate to prevent misappropriation of its technology or independent third party development of the same or similar technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States, and there can be no assurance that the protection provided to the Company's proprietary technology by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's technology. See "Risk Factors--Proprietary Technology; Intellectual Property Infringement Claims." While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that the rapid pace of technological change in the multimedia accelerator market will cause other factors to be more significant in maintaining the Company's competitive position. These factors include the technical expertise, knowledge and innovative skill of the Company's management and technical personnel, name recognition, timeliness and quality of support services provided by the Company and its ability to rapidly develop, produce, enhance and market innovative products.

    STB generally enters into nondisclosure agreements with suppliers of components for its products in connection with discussions regarding forthcoming features of those components. The Company also commonly enters into source code licensing agreements with suppliers of components that the Company desires to incorporate into its products.

    The Company has pending certain utility and design patent applications on its flat panel PC monitor products. The Company also has a United States trademark registration for the STB logo, and claims common law trademark rights with respect to certain other trademarks.

    It is common in the computer industry for companies to assert intellectual property infringement claims against other companies. As a consequence, the Company indemnifies some of its OEM customers in certain respects against intellectual property claims relating to STB's products used by these OEM customers. If an intellectual property claim were brought against an OEM customer or the Company and an OEM customer or the Company was found to be infringing upon the rights of others, the Company could be required to pay infringement damages, pay licensing fees, modify its products so that they are not infringing or discontinue offering products that were found to be infringing, any of which could materially adversely affect the Company and its results of operations. In addition, the assertion of such claims against one or more of the Company's vendors could adversely affect the availability from those vendors of components used by the Company.

    Based upon the Company's contractual indemnity of certain of its OEM customers, several of such customers recently sent the Company notices of potential indemnity claims as a result of a notice of infringement these OEM customers had received from a patent owner relating to the asserted infringement of his patent. Subsequently, the patent owner filed patent infringement lawsuits in the United States and elsewhere against several of such OEM customers and a number of other major PC systems manufacturers. The Company provides multimedia subsystems to such OEM customers for use in their products that are alleged to infringe on such patent owner's rights. Based upon the Company's preliminary evaluation of the patent, it does not believe the infringement claims are meritorious. See "Risk Factors-- Proprietary Technology; Intellectual Property Infringement Claims."

LEGAL PROCEEDINGS

    The Company is a party from time to time to certain legal proceedings arising in the ordinary course of its business. Although the amount of any liability that could arise with respect to these proceedings cannot be predicted accurately, the Company believes any liability that might result from any existing claims will not have a material adverse effect on the financial position of the Company.

GOVERNMENT REGULATIONS

    The Company's business is regulated by federal, state, local and foreign authorities. Products produced by the Company are subject to approval by the FCC and the EEC to assure that they do not interfere with the frequencies of other consumer electronics products. The Company installs certain filter circuitry on its products to prevent them from disturbing other frequencies in compliance with FCC and EEC regulations. To date, regulations applicable to the Company's business have had no material adverse effect on the Company's business, financial condition and results of operations. Although historically the Company has not experienced material delays in obtaining FCC or EEC approval for any of its products, occasional government budget constraints have caused delays in obtaining required approval for certain of the Company's products. The Company believes that any delay in obtaining such approvals could, in turn, result in delays in making certain shipments on a timely basis and have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's relationships with its employees at its Mexican manufacturing facility are regulated by the Mexican Federal Labor Law, which contains detailed provisions regarding minimum employment conditions and specifies rights that must be provided to all employees in Mexico. Other Mexican federal laws require employers to make contributions to the Mexican Social Security System and to establish and make regular contributions, in specified amounts, to individual retirement savings and housing accounts at a commercial bank for all employees. In addition, Mexican federal law requires the payment of substantial severance amounts, relative to employees' wages, in the event of the termination of a Mexican employee. Although Mexican laws governing employment relationships are extensive, aggregate labor costs at the Company's Mexican facility are less than labor costs would be at a similar facility in the United States. There can be no assurance, however, that these laws will not be amended or supplemented in the future to increase the compensation required to be paid to Mexican employees or the costs of compliance with such laws or that any such change would not have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's Mexican manufacturing operations are subject to regulation by various Mexican environmental agencies. In order to ensure compliance, the Company regularly monitors changes in Mexican environmental laws, and representatives of environmental agencies periodically inspect the Company's Mexican facility.

BACKLOG

    As of January 31, 1998, the Company's backlog was approximately $43.9 million, as compared to approximately $21.2 million at January 31, 1997. The Company includes in its backlog accepted purchase orders with respect to which a delivery schedule has been specified for product shipment within 60 days. The Company's business is characterized by short-term order and shipment schedules, and backlog tends to fluctuate substantially from month to month. Generally, orders constituting backlog are subject to changes in delivery schedule or to cancellation at the option of the purchaser. The Company's agreements with its customers typically specify penalties for cancellation of orders within 60 days prior to shipment. Other factors, including the Company's inability to obtain components in sufficient quantities, may result in delays in shipment or cancellation of orders included in backlog. See "Risk Factors--Dependence on Suppliers." Therefore, although backlog is useful for scheduling production, backlog as of any particular date should not be considered a reliable measure of sales for the current or any future period.

EMPLOYEES

    As of January 31, 1998, the Company employed 2,689 individuals, of whom 2,282 were employed in operations, 92 in engineering, 76 in sales and marketing and 239 in administration and finance. Included in the foregoing figures are 2,363 employees in Mexico. Competition for personnel in the PC industry is intense. The Company believes that its future success will depend in part on its ability to continue to attract and retain highly skilled technical, marketing and management personnel. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. See "Risk Factors--Dependence on Key Personnel; Need for Additional Personnel" and "--Single Manufacturing Facility."

PROPERTIES

    The Company leases a 68,400 square foot facility in Richardson, Texas (16,200 square feet of which are subleased to the Company pursuant to a sublease that commenced November 1, 1996 and expires October 31, 1998) that serves as its headquarters and as a site for product development and testing. The Company also leases an approximately 21,100 square foot facility located near its headquarters in Richardson, Texas that is used for technical support, product development and product repair. The foregoing leases both expire in December 1998.

    The Company recently commenced construction of a new 210,000 square foot headquarters facility in Richardson, Texas to address recent and anticipated growth requirements. The Company expects that this facility will be completed in December 1998. At that time, the various operations conducted at its current facilities in Richardson will be consolidated at the new facility. See "Risk Factors--Headquarters Relocation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company currently leases a 79,100 square foot manufacturing facility in Juarez, Mexico, and recently undertook occupancy of a new 136,800 square foot manufacturing facility under lease on an adjacent site that provides increased space and improved layout for manufacturing operations, as well as options to acquire additional space. The term of the new lease will expire in November 2007 (plus four optional renewal periods of five years each). The Company has negotiated an extension of its current lease covering the 79,100 square foot Juarez facility to extend the lease on one-half of the space through June 30, 1998 and through December 31, 1999 for the remainder of the space. See "Business-- Manufacturing."

    Additionally, the Company leases 6,900 square feet of storage space in El Paso, Texas, under a lease expiring in March 1998. The Company anticipates replacing this storage space with a 20,800 square foot packaging and shipping facility, also in El Paso, under a lease expiring in April 2003. The Company also leases a software development office in Houston, Texas under a lease expiring in May 1999, a software development office in Eugene, Oregon under a lease expiring in February 2000, a software development office in Belfast, Northern Ireland under a lease expiring in April 2006, and sales offices in London, Paris and Austin under leases expiring in September 2012, December 2004 and April 1998, respectively. The Company also maintains product inventories in various locations under bonded warehouse arrangements in order to permit the timely delivery of certain products to nearby customers.

    The Company believes that its existing facilities are well maintained and in good operating condition and, following completion of construction of the Company's new headquarters facility, are adequate for its present and anticipated levels of operations.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (c)  The following exhibit is filed as part of this Report:

         Exhibit
         Number                   Description
         -------                  -----------

           99                     Press Release dated February 23, 1998.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       STB SYSTEMS, INC.



                                       /s/ Bryan F. Keyes
                                       ----------------------------------
                                       Bryan F. Keyes
                                       Vice President of Administration
                                       and General Counsel


Date:  February 24, 1998

                                  EXHIBIT INDEX



          Exhibit
          Number                   Description
          -------                  -----------
            99                     Press Release dated February 23, 1998.